Exhibit 99.1
OPTICAL AND CARRIER ETHERNET,
BUSINESSES OF NORTEL NETWORKS CORPORATION
COMBINED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009, 2008 AND 2007

INDEX TO COMBINED FINANCIAL STATEMENTS

Independent Auditors’ Report	2
Combined Statements of Operations for the years ended December 31, 2009, 2008 and 2007	3
Combined Balance Sheets as of December 31, 2009 and 2008	4
Combined Statements of Changes in Invested Equity and Comprehensive Loss for the years ended December 31, 2009, 2008 and 2007	5
Combined Statements of Cash Flows for the years ended December 31, 2009, 2008 and 2007	6
Notes to Combined Financial Statements for the years ended December 31, 2009, 2008 and 2007	7

Independent Auditors’ Report
The Owners of
Optical and Carrier Ethernet, Businesses of Nortel Networks Corporation:
We have audited the accompanying combined balance sheets of Optical and Carrier Ethernet, Businesses of Nortel Networks Corporation (the Businesses) as of December 31, 2009 and December 31, 2008, and the related combined statements of operations, changes in invested equity and comprehensive loss and cash flows for the years ended December 31, 2009, 2008 and 2007. These combined financial statements are the responsibility of the Businesses management. Our responsibility is to express an opinion on these combined financial statements based on our audits.
We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Businesses’ internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the Businesses as of December 31, 2009 and December 31, 2008, and the results of their operations and their cash flows for the years ended December 31, 2009, 2008 and 2007 in conformity with U.S. generally accepted accounting principles.
The accompanying combined financial statements have been prepared assuming that the Businesses will continue as a going concern. As discussed in Note 2 to the combined financial statements, the Businesses’ owner, Nortel Networks Corporation, and certain of its Canadian subsidiaries filed for creditor protection pursuant to the provisions of the Companies’ Creditors Arrangement Act; certain of Nortel Networks Corporation’s United States subsidiaries filed voluntary petitions seeking to reorganize under Chapter 11 of the United States Bankruptcy Code; certain of Nortel Networks Corporation’s subsidiaries in Europe, the Middle East and Africa made consequential filings under the Insolvency Act 1986 in the United Kingdom; and Nortel Networks Corporation’s Israeli subsidiaries made consequential filings under the Israeli Companies Law 1999. These conditions raise substantial doubt about Nortel Networks Corporation’s and the Businesses’ ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2 to the combined financial statements. The combined financial statements do not include any adjustments that might result from the outcome of this uncertainty.
As discussed in Note 4 to the combined financial statements, effective January 1, 2008, the Company changed its method of accounting for fair value measurements and the date at which it measures the funded status of its defined benefit pension plans and other postretirement plans.
/s/ KPMG LLP
Chartered Accountants, Licensed Public Accountants
Toronto, Canada
April 12, 2010

OPTICAL AND CARRIER ETHERNET, BUSINESSES OF NORTEL NETWORKS CORPORATION
(Under Creditor Protection Proceedings as of January 14, 2009 — Note 2)
Combined Statements of Operations for the years ended December 31

	2009	2008	2007
	(Millions of U.S. Dollars)
Revenues:
Products	$898	$1,194	$1,266
Services	168	166	171

Total revenues	1,066	1,360	1,437

Cost of revenues:
Products	596	852	841
Services	94	93	117

Total cost of revenues	690	945	958

Gross profit	376	415	479

Operating expenses:
Selling, general and administrative expense (Note 6)	190	214	215
Research and development expense	249	289	347
Amortization of intangible assets	1	1	2
Special charges (Notes 8 and 9)	—	27	26
Goodwill impairment (Note 7)	—	1,036	—
Other operating expense (income) — net (Note 6)	40	(4)	(3)

Total operating expenses	480	1,563	587

Operating loss	(104)	(1,148)	(108)
Other (expense) income — net (Note 6)	(18)	16	1

Loss from operations before reorganization items income taxes	(122)	(1,132)	(107)
Reorganization items (Note 5)	(46)	—	—
Income tax expense (Note 10)	(36)	(24)	(19)

Net loss	$(204)	$(1,156)	$(126)

The accompanying notes are an integral part of these combined financial statements

OPTICAL AND CARRIER ETHERNET, BUSINESSES OF NORTEL NETWORKS CORPORATION
(Under Creditor Protection Proceedings as of January 14, 2009 — Note 2)
Combined Balance Sheets as of December 31

	2009	2008
	(Millions of U.S. Dollars)
ASSETS
Current assets
Accounts receivable — net	$164	$280
Inventories — net	192	249
Other current assets (Note 6)	54	56

Total current assets	410	585

Plant and equipment — net	38	43
Other assets (Note 6)	8	28

Total assets	$456	$656

LIABILITIES AND INVESTED EQUITY
Current liabilities
Trade and other accounts payable	$17	$137
Payroll and benefit-related liabilities	31	26
Contractual liabilities	11	17
Restructuring liabilities	—	3
Other accrued liabilities (Note 6)	132	256

Total current liabilities	191	439

Other liabilities (Note 6)	6	20

Total long-term liabilities	6	20

Liabilities subject to compromise (Note 14)	68	—

Total liabilities	265	459

Commitments, guarantees and contingencies (Note 16)
Subsequent events (Notes 2 and 17)
INVESTED EQUITY
Net parent investment	193	207
Accumulated other comprehensive income (loss)	(2)	(10)

Total invested equity	191	197

Total liabilities and invested equity	$456	$656

The accompanying notes are an integral part of these combined financial statements

OPTICAL AND CARRIER ETHERNET, BUSINESSES OF NORTEL NETWORKS CORPORATION
(Under Creditor Protection Proceedings as of January 14, 2009 — Note 2)
Combined Statements of Changes in Invested Equity and Comprehensive Loss

		Accumulated
		Other	Total
	Net Parent	Comprehensive	Invested	Comprehensive
	Investment	Income (Loss)	Equity	Loss
		(Millions of U.S. Dollars)
Balance at January 1, 2007	$1,296	$—	$1,296
Net loss	(126)	—	(126)	$(126)
Foreign currency translation adjustment		10	10	10

Comprehensive loss:				$(116)

Contributions attributed to:
Corporate and shared employee overhead costs funded by Nortel	181	—	181
Tax transfers to Nortel	20	—	20
Share-based compensation costs funded by Nortel	7	—	7
Non-cash restructuring charges	6	—	6
Pension costs funded by Nortel	17	—	17
Other transfers — net	(137)	—	(137)

Balance at December 31, 2007	$1,264	$10	$1,274

Net loss	$(1,156)	$—	$(1,156)	$(1,156)
Foreign currency translation adjustment		(20)	(20)	(20)

Comprehensive loss:				$(1,176)

Contributions attributed to:
Corporate and shared employee overhead costs funded by Nortel	182	—	182
Tax transfers to Nortel	14	—	14
Share-based compensation costs funded by Nortel	9	—	9
Non-cash restructuring charges	9	—	9
Pension costs funded by Nortel	8	—	8
Other transfers — net	(123)	—	(123)

Balance at December 31, 2008	$207	$(10)	$197

Net loss	$(204)	$—	$(204)	$(204)
Foreign currency translation adjustment		8	8	8

Comprehensive loss:				$(196)

Contributions attributed to:
Corporate and shared employee overhead costs funded by Nortel	231	—	231
Tax transfers to Nortel	36	—	36
Share-based compensation costs funded by Nortel	7	—	7
Non-cash restructuring charges	14	—	14
Pension costs funded by Nortel	62	—	62
Reorganization costs funded by Nortel	10		10
Other transfers — net	(170)	—	(170)

Balance at December 31, 2009	$193	$(2)	$191

The accompanying notes are an integral part of these combined financial statements

OPTICAL AND CARRIER ETHERNET, BUSINESSES OF NORTEL NETWORKS CORPORATION
(Under Creditor Protection Proceedings as of January 14, 2009 — Note 2)
Combined Statements of Cash Flows for the years ended December 31

	2009	2008	2007
	(Millions of U.S. Dollars)
Cash flows from (used in) operating activities
Net loss	$(204)	$(1,156)	$(126)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization and depreciation	12	19	10
Intangible asset impairment	—	7	—
Goodwill impairment	—	1,036	—
Deferred income taxes	—	10	(1)
Corporate and shared employee overhead costs funded by Nortel	231	182	181
Tax transfers to Nortel	36	14	20
Reorganization costs funded by Nortel (Note 5)	10	—	—
Share-based compensation costs funded by Nortel	7	9	7
Non-cash restructuring charges	14	9	6
Pension costs funded by Nortel	62	8	17
Other non-cash — net	3	(11)	3
Change in operating assets and liabilities (Note 6)	—	20	44

Net cash from (used in) operating activities	171	147	161

Cash flows from (used in) investing activities
Expenditures for plant and equipment	(1)	(24)	(24)

Net cash used in investing activities	(1)	(24)	(24)

Cash flows from (used in) financing activities
Other transfers — net	(170)	(123)	(137)

Net cash from (used in) financing activities	(170)	(123)	(137)

Net increase (decrease) in cash and cash equivalents	—	—	—
Cash and cash equivalents at beginning of year	—	—	—

Cash and cash equivalents at end of year	$—	$—	$—

The accompanying notes are an integral part of these combined financial statements

OPTICAL AND CARRIER ETHERNET, BUSINESSES OF NORTEL NETWORKS CORPORATION
(Under Creditor Protection Proceedings as of January 14, 2009—Note 2) Notes to Combined
Financial Statements (Millions of U.S. Dollars, unless otherwise stated)
1. Nature of Operations and Basis of Presentation
Nortel Networks Corporation
Nortel Networks Corporation (“Nortel” or “NNC”) is a global supplier of end-to-end networking products and solutions serving both service providers and enterprise customers. Nortel’s technologies span access and core networks and support multimedia and business-critical applications. Nortel’s networking solutions consist of hardware, software and services. Nortel designs, develops, engineers, markets, sells, licenses, installs, services and supports these networking solutions worldwide. Nortel Networks Limited (“NNL”) is Nortel’s principal direct operating subsidiary and its results are consolidated into Nortel’s results.
The Optical and Carrier Ethernet businesses of Nortel (the “Businesses”) are businesses of Nortel that operate in Nortel, or certain of its direct and indirect legal subsidiaries throughout the world, as such some of the disclosure herein pertains to the legal entities of Nortel in which the Businesses operate, rather than directly to Businesses. The Businesses’ solutions are designed to deliver carrier-grade Ethernet transport capabilities focused on meeting customer needs for higher performance and lower cost for emerging video-intensive applications. The Optical and Carrier Ethernet portfolios include optical networking and carrier ethernet switching products. Nortel entered into creditor protection proceedings on January 14, 2009 and restructuring activities had an impact on the operations of the Businesses as discussed in Note 2.
Basis of Presentation and Going Concern Issues
The Financial Accounting Standards Board Accounting Standards Codification (“ASC”) 852, “Reorganizations,” which is applicable to companies that have filed petitions under applicable bankruptcy code provisions and as a result of the Creditor Protection Proceedings (as defined in Note 2) is applicable to Nortel, generally does not change the manner in which financial statements are prepared. However, it does require that Nortel’s financial statements for periods subsequent to the filing of an applicable bankruptcy petition distinguish transactions and events that are directly associated with a reorganization from the ongoing operations of the business. Although, as described below, the Businesses do not constitute a legal entity that has filed under bankruptcy laws, certain of the Optical and Carrier Ethernet assets, liabilities, revenues and expenses are included in legal entities that are subject to the Creditor Protection Proceedings. The Businesses’ revenues, expenses, realized gains and losses, and provisions for losses that can be directly associated with entities that are participating in the Creditor Protection Proceedings must be reported separately as reorganization items in the statements of operations as of the date the relevant entity commenced such proceedings. The balance sheets must distinguish pre-petition liabilities subject to compromise from both those pre-petition liabilities that are not subject to compromise and from post-petition liabilities. Liabilities that may be affected by a plan of reorganization must be reported at the amounts expected to be allowed, even if they may be settled for lesser amounts. In addition, reorganization items must be disclosed separately in the statements of cash flows. The Businesses adopted the provisions of ASC 852 effective on January 14, 2009 and have segregated those items outlined above for all reporting periods subsequent to such date, consistent with Nortel’s presentation. ASC 852 requires that the financial statements of a legal entity that has filed for bankruptcy protection include Debtor financial statements as supplementary disclosure. These combined financial statements do not include such Debtor financial statements as the Businesses do not constitute a legal entity that has filed under bankruptcy laws.
In accordance with ASC 810 “Consolidation” NNC’s consolidated financial statements as of and for the year ended December 31, 2009 have been presented on a basis that consolidates subsidiaries except those subsidiaries in Europe, the Middle East and Africa (“EMEA”), being Nortel Networks UK Ltd. (“NNUK”), Nortel Networks S.A. (“NNSA”) and Nortel Networks (Ireland) Limited (collectively, “EMEA Subsidiaries”) and the subsidiaries that the EMEA Subsidiaries control (collectively with the EMEA Subsidiaries, the “Equity Investees”). The Equity Investees have been accounted for under the equity method from the Petition Date in those consolidated financial statements. In these combined financial statements the results of the Businesses associated with the Equity Investees have not been accounted for under the equity method as the Businesses do not constitute a separate legal entity and as such their results are presented on a combined basis.
The accompanying combined financial statements have been prepared in accordance with accounting principles generally accepted in the U.S. (“U.S. GAAP”) from the consolidated financial statements and accounting records of Nortel using the historical results of operations and historical cost basis of the assets and liabilities of Nortel that comprise the Businesses. These combined financial statements have been prepared on a combined basis as the Businesses represent a portion of Nortel’s business and do not constitute a separate legal entity. The historical results of operations, financial position, and cash flows of the Businesses may not be indicative of what they would actually have been had the Businesses been a separate stand-alone entity, nor are they indicative of what the Businesses’ results of operations, financial position and cash flows may be in the future. The combined financial statements have been prepared solely for purposes of Nortel’s sale of the Businesses to demonstrate the historical results of operations, financial position, and cash flows of the Businesses for the indicated periods under Nortel’s management and, accordingly, do not reflect the presentation and classification of the Businesses’ operations in the same manner as Nortel.
The accompanying combined financial statements only include assets and liabilities that are specifically identifiable with the Businesses. Costs directly related to the Businesses have been entirely attributed to the Businesses in the accompanying combined financial statements. The Businesses also receive services and support functions from Nortel. The Businesses’ operations are dependent upon Nortel’s ability to perform these services and support functions. The costs associated with these services and support functions have been allocated to the Businesses using methodologies primarily based on proportionate revenues or proportionate headcount of the Businesses compared to Nortel, which is considered to be most meaningful in the circumstances. These allocated costs are primarily related to corporate administrative expenses and reorganization costs, employee related costs including pensions and other benefits, for corporate and shared employees, and rental and usage fees for shared assets for the following functional groups: information technology, legal services, accounting and finance services, human resources, marketing and product support, product development, customer support, treasury, facility and other corporate and infrastructural services. These allocated costs are recorded primarily in cost of revenues, research and development (“R&D”), and selling, general and administrative (“SG&A”) expenses in the combined statements of operations. Income taxes have been accounted for in these combined financial statements as described in Notes 3(f) and 10.
For each of Nortel’s businesses, Nortel used a centralized approach to cash management and financing of its operations. Central treasury activities include the investment of surplus cash, the issuance, repayment and repurchase of short-term and long-term debt and interest rate management. The financial systems of the Businesses were not designed to track certain balances and transactions at a business unit or product portfolio level. Accordingly, none of the cash or cash equivalents, debt or capital leases, including interest thereon, and hedging positions through which derivatives and other financial contracts are used at the Nortel corporate level have been reflected in these combined financial statements. All Nortel funding to the Businesses since inception has been accounted for as a capital contribution from Nortel and all cash remittances from the Businesses to Nortel have been accounted for as distributions to Nortel, including allocation of expenses and settlement of transactions with Nortel. In addition, the net parent investment represents Nortel’s interest in the recorded net assets of the Businesses and represents the cumulative net investment by Nortel in the Businesses through the dates presented and includes cumulative operating results, including other comprehensive loss.
Management believes the assumptions and allocations underlying the combined financial statements are reasonable and appropriate under the circumstances. The expenses and cost allocations have been determined on a basis considered by Nortel and the Businesses to be a reasonable reflection of the utilization of services provided to or the benefit received by the Businesses during the periods presented. However, these assumptions and allocations are not necessarily indicative of the costs the Businesses would have incurred if it had operated on a standalone basis or as an entity independent of Nortel.
The ongoing Creditor Protection Proceedings and completed and proposed divestitures of Nortel’s businesses and assets raise substantial doubt as to whether Nortel, and therefore the Businesses, will be able to continue as a going concern. The combined financial statements have been prepared using the same U.S. GAAP and the rules and regulations of the SEC as applied by Nortel prior to the Creditor Protection Proceedings, except as disclosed below and in Note 3. While the Debtors (as defined in Note 2) have filed for and been granted creditor protection, the combined financial statements continue to be prepared using the going concern basis, which assumes that the Businesses will be able to realize their respective assets and discharge their respective liabilities in the normal course of business for the foreseeable future. During the Creditor Protection Proceedings, and until the completion of any further proposed divestitures or a decision to cease operations in certain countries is made, the Businesses continue to operate under the jurisdictions and orders of the applicable courts and in accordance with applicable legislation. The Businesses have continued to operate by renewing and seeking to grow business with existing customers, competing for new customers, continuing significant R&D investments, and ensuring the ongoing supply of goods and services through the supply chain in an effort to maintain or improve customer service and loyalty levels. The Businesses have also continued its focus on cost containment and cost reduction initiatives during this time. Nortel continued to operate the Businesses in this manner to maintain and maximize the value of its Businesses up to the date of sale. However, it is not possible to predict the outcome of the Creditor Protection Proceedings and, as such, the realization of assets and discharge of liabilities are each subject to significant uncertainty. If the going concern basis is not appropriate, adjustments will be necessary to the carrying amounts and/or classification of the Businesses’ assets and liabilities. Further, a court approved plan in connection with the Creditor Protection Proceedings could materially change the carrying amounts and classifications reported in the combined financial statements.

The combined financial statements do not purport to reflect or provide for the consequences of the Creditor Protection Proceedings. In particular, such combined financial statements do not purport to show: (a) as to assets, their realizable value on a liquidation basis or their availability to satisfy liabilities; (b) as to pre-petition liabilities, all amounts that may be allowed for claims or contingencies, or the status and priority thereof, or the amounts at which they may ultimately be settled; (c) as to shareholders’ accounts, the effect of any changes that may be made in Nortel’s capitalization; or (d) as to operations, the effect of any future changes that may be made in Nortel’s business.
Comparative Figures
Certain 2008 and 2007 figures in the audited combined financial statements have been reclassified to conform to the Businesses’ current presentation.
2. Creditor Protection Proceedings
On January 14, 2009 (“Petition Date”), after extensive consideration of all other alternatives, with the unanimous authorization of Nortel’s board of directors after thorough consultation with its advisors, Nortel initiated creditor protection proceedings under the respective restructuring regimes of Canada under the Companies’ Creditors Arrangement Act (“CCAA”) (“CCAA Proceedings”), the U.S. under the Bankruptcy Code (“Chapter 11 Proceedings”), the United Kingdom (“U.K.”) under the Insolvency Act 1986 (“U.K. Administration Proceedings”), and subsequently, Israel under the Israeli Companies Law 1999 (“Israeli Proceedings”). On May 28, 2009, one of our French subsidiaries, Nortel Networks SA (“NNSA”) was placed into secondary proceedings (“French Secondary Proceedings”). On July 14, 2009, Nortel Networks (CALA) Inc. (“NNCI”), a U.S. based subsidiary with operations in the Caribbean and Latin America (“CALA”) region, also filed a voluntary petition for relief under Chapter 11 in the United States Bankruptcy Court for the District of Delaware (“U.S. Court”) and became a party to the Chapter 11 Proceedings.
“Debtors” as used herein means (i) NNC, together with NNL and certain other Canadian subsidiaries (collectively, “Canadian Debtors”) that filed for creditor protection pursuant to the provisions of the CCAA in the Ontario Superior Court of Justice (“Canadian Court”), (ii) Nortel Networks Inc. (“NNI”), Nortel Networks Capital Corporation (“NNCC”), NNCI and certain other U.S. subsidiaries (“U.S. Debtors”) that filed voluntary petitions under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Court, (iii) certain Europe, Middle East and Africa (“EMEA”) subsidiaries (“EMEA Debtors”) that made consequential filings under the Insolvency Act 1986 in the High Court of England and Wales (“English Court”) (including NNSA), and (iv) certain Israeli subsidiaries that made consequential filings under the Israeli Companies Law 1999 in the District Court of Tel Aviv. The CCAA Proceedings, Chapter 11 Proceedings, U.K. Administration Proceedings and the Israeli Proceedings are together referred to as the Creditor Protection Proceedings.
As a consequence of the commencement of the Chapter 11 Proceedings, generally, all actions to enforce or otherwise effect payment or repayment of liabilities of any U.S. Debtor preceding the Petition Date and substantially all pending claims and litigation against the U.S. Debtors have been automatically stayed for the pendency of the Chapter 11 Proceedings (absent any court order lifting the stay). Although the CCAA does not provide an automatic stay, the Canadian Court has granted a stay to the Canadian Debtors that currently extends to April 23, 2010. Pursuant to the U.K. Administration Proceedings, a moratorium has commenced during which creditors may not, without leave of the English Court or consent of the U.K. Administrators, enforce security, or commence or progress legal proceedings. The Israeli Administration Proceedings also provide for a stay which remains in effect during the pendency of such proceedings.
Pursuant to the initial order of the Canadian Court, Ernst & Young Inc. was named as the court-appointed monitor (“Canadian Monitor”) under the CCAA Proceedings. As required under the U.S. Bankruptcy Code, the United States Trustee for the District of Delaware (“U.S. Trustee”) appointed an official committee of unsecured creditors on January 22, 2009 (“U.S. Creditors’ Committee”). In addition, a group purporting to hold substantial amounts of our publicly traded debt has organized (“Bondholder Group”). Pursuant to the terms of the orders of the English Court, a representative of Ernst & Young LLP (in the U.K.) and a representative of Ernst & Young Chartered Accountants (in Ireland) were appointed as joint administrators with respect to our EMEA Debtor in Ireland, and representatives of Ernst & Young LLP were appointed as joint administrators for the other EMEA Debtors (collectively, “U.K. Administrators”). On January 6, 2010, the U.S. Court approved the appointment of John Ray as principal officer of the U.S. Debtors, who is working with Nortel management, the Canadian Monitor, the U.K. Administrators and various retained advisors in connection with the Chapter 11 Proceedings.
In connection with the Creditor Protection Proceedings, the Canadian Court has granted charges against some or all of the assets of the Canadian Debtors and any proceeds from any sales thereof, including a charge in favor of the Canadian Monitor, its counsel and counsel to the Canadian Debtors as security for payment of certain professional fees and disbursements; a charge in favor of Goldman, Sachs & Co. as security for fees and expenses payable for certain financial advisory services; charges against our and Nortel Networks Technology Corporation’s (“NNTC”) facility in Ottawa, Ontario in favor of NNI

(Ottawa Charge) with respect to an intercompany revolving loan agreement (“NNI Loan Agreement”); a charge in favor of NNI as security for excess payment by NNI of certain corporate overhead and research and development (“R&D”) services provided by us to the U.S. Debtors; a charge to support an indemnity for the directors and officers of the Canadian Debtors relating to certain claims that may be made against them in such role, as further described below; in addition to the Ottawa Charge mentioned above, charges on the property of each of the Canadian Debtors as security for their respective obligations under the NNI Loan Agreement; an intercompany charge in favor of: (i) any U.S. Debtor that loans or transfers money, goods or services to a Canadian Debtor; (ii) any EMEA Debtors who provide goods or services to the Canadian Debtors; (iii) us for any amounts advanced by us to NNTC following the Petition Date; and (iv) Nortel Networks UK Limited (“NNUK”) for certain payments due by us to NNUK out of the allocation of sale proceeds we actually receive from future material asset sales, subject to certain conditions. Recently the court approved an additional charge against all of the property of the Canadian Debtors to secure payment of the amounts that have been determined to be payable to participants under the Special Incentive Plan (as defined below). A further charge has been granted in favor of certain former employees and long term disability employees who are beneficiaries under the Settlement Agreement (as defined below) against all of the property of the Canadian Debtors to secure payment of the medical, dental, income, termination and pension payments agreed to be paid by the Canadian Debtors under the Settlement Agreement.
On June 19, 2009, Nortel announced that it was advancing in discussions with external parties to sell its businesses. To date, Nortel has completed a number of divestitures including: (i) the sale of substantially all of its Code Division Multiple Access (“CDMA”) business and Long Term Evolution (“LTE”) Access assets to Telefonaktiebolaget LM Ericsson (“Ericsson”); (ii) the sale of substantially all of the assets of its Enterprise Solutions (“ES”) business globally, including the shares of Nortel Government Solutions Incorporated (“NGS”) and DiamondWare, Ltd., to Avaya Inc. (“Avaya”); (iii) the sale of the assets of its Wireless Networks (“WN”) business associated with the development of Next Generation Packet Core network components (“Packet Core Assets”) to Hitachi, Ltd. (“Hitachi”); (iv) the sale of certain portions of its Layer 4-7 data portfolio to Radware Ltd. (“Radware”); (v) the sale of substantially all of the assets of its Optical and Carrier Ethernet businesses to Ciena Corp. (“Ciena”); and (vi) the sale of substantially all of the assets of its Global System for Mobile communications (GSM)/GSM for Railways (“GSM-R”) business to Ericsson and Kapsch CarrierCom AG (“Kapsch”). In addition, Nortel has completed bidding processes and, where applicable, received court approvals in the U.S. and Canada for further divestitures including: (i) the planned sale of substantially all of the assets of it Carrier VoIP and Application Solutions (“CVAS”) business to GENBAND; and (ii) the planned sale of its interest in LG-Nortel Co. Ltd. (“LGN”).
While numerous milestones have been met, significant work remains under the Creditor Protection Proceedings. A Nortel business services group (“NBS”) was established in 2009 to provide global transitional services to purchasers of Nortel’s businesses, in fulfillment of contractual obligations under transition services agreements (“TSAs”) entered into in connection with the sales of Nortel’s businesses and assets. These services include maintenance of customer and network service levels during the integration process, and providing expertise in finance, supply chain management, information technology, R&D, human resources and real estate necessary for the orderly and successful transition of businesses to purchasers over a period of 12 to 24 months from the closing of the sales. NBS is also focused on maximizing the recovery of Nortel’s accounts receivables, inventory and real estate assets, independent of the TSAs.
A core corporate group (“Corporate Group”) was also established in 2009 and is currently focused on a number of key actions, including the completion of announced sales and the sale of remaining businesses and assets, as well as exploring strategic alternatives to maximize the value of Nortel’s intellectual property. The Corporate Group is also responsible for ongoing restructuring matters, including the creditor claims process, planning toward conclusion of the CCAA Proceedings and Chapter 11 Proceedings and any distributions to creditors. The Corporate Group also continues to provide administrative and management support to Nortel’s affiliates around the world.
With the sale of Nortel’s main businesses and the focus of NBS and Corporate Group on the remaining work, Pavi Binning, Chief Restructuring Officer (“CRO”), Chief Financial Officer (“CFO”) and Executive Vice President (“EVP”), and the Board of Directors, have jointly determined that it was an appropriate point for Mr. Binning to step down from his position and to depart from Nortel. Effective March 21, 2010, Pavi stepped down from his role as CRO, CFO and EVP and for a short period thereafter, Mr. Binning is staying on to assist in the completion of the announced business sales and in the transition of certain of his responsibilities. Effective March 22, 2010, John Doolittle assumed the role of CFO of NNC and NNL in addition to his current responsibilities leading the Corporate Group. In light of the milestones met to date and the focus of the remaining work, the position of CRO will not be filled.
Nortel continues to undergoing an in-depth analysis to assess the strategic and economic value of several of its subsidiaries, in particular those that are not included in the sale of its businesses or are incurring losses and require financial assistance or support in order to carry on business. In light of this analysis, Nortel has made decisions and will continue to make decisions to cease operations in certain countries that are no longer considered strategic or material to the sale of Nortel’s businesses.

Subsequent to December 31, 2009, events have occurred resulting in certain entities being placed in liquidation or pending approval to be liquidated. The net assets of these entities are not deemed significant individually or in aggregate.
Optical and Carrier Ethernet Businesses
On October 7, 2009, NNC announced that it, NNL, and certain of its other subsidiaries, including NNI and Nortel Networks UK Ltd. (“NNUK”), had entered into a “stalking horse” asset sale agreement with Ciena for its North American, CALA and Asian Optical and Carrier Ethernet businesses, and an asset sale agreement with Ciena for the EMEA portion of its Optical and Carrier Ethernet businesses for a purchase price of $390 in cash and 10 million shares of Ciena common stock. These agreements include the planned sale of substantially all the assets of Nortel’s Optical and Carrier Ethernet businesses globally. This sale required a court-approved sale process under Chapter 11 that allowed other qualified bidders to submit higher or otherwise better offers. Bidding procedures were approved by the U.S. Court and Canadian Court on October 15, 2009. Competing bids were ultimately required to be submitted by November 17, 2009. On November 22, 2009, in accordance with court approved procedures, Nortel concluded an auction for the sale of these assets to Ciena, who emerged as the successful bidder, agreeing to pay $530 in cash, subject to certain post closing purchase price adjustments, plus $239 principal amount of Ciena convertible notes due June 2017. At a joint hearing on December 2, 2009, Nortel obtained U.S. Court and Canadian Court approvals for the sale to Ciena. On March 19, 2010, NNC announced that it had completed the sale of substantially all of the assets of its Optical and Carrier Ethernet businesses to Ciena and that Ciena had elected, as permitted by the terms of the sale, to replace the $239 principal amount of convertible notes with cash consideration of $244, and thus pay an all cash purchase price of approximately $774, subject to a working capital adjustment currently estimated as a downward adjustment to the purchase price of approximately $62.
The related Optical and Carrier Ethernet businesses assets and liabilities were classified as held for sale in Nortel’s consolidated financial statements beginning in the fourth quarter of 2009. Nortel determined that the fair value less estimated costs to sell exceeded the carrying value of the Optical and Carrier Ethernet businesses assets and liabilities and therefore no impairment was recorded on the reclassification of these assets to held for sale in those consolidated financial statements.
Transition Services Agreements
Nortel has entered into TSAs in connection with certain of the completed divestitures and is contractually obligated under such TSAs to provide transition services to certain purchasers of its businesses and assets.
In connection with the sale of substantially all of its Optical and Carrier Ethernet businesses, Nortel has entered into a TSA with Ciena pursuant to which Nortel has agreed to provide certain transition services for a period of up to 24 months (up to 12 months in certain jurisdictions in EMEA) after closing of the transaction.
Business Operations
During the Creditor Protection Proceedings, and until the completion of any further proposed divestitures or a decision to cease operations in certain countries is made, the businesses of the Debtors continue to operate under the jurisdictions and orders of the applicable courts and in accordance with applicable legislation while Nortel continues to focus on the completion of announced sales and the sale of remaining businesses and assets. Nortel has continued to engage with its existing customer base in an effort to maintain delivery of products and services, minimize interruptions as a result of the Creditor Protection Proceedings and Nortel’s divestiture efforts and resolve any interruptions in a timely manner. At the beginning of the proceedings, Nortel established a senior procurement team, along with appropriate advisors, to address supplier issues and concerns as they arose to ensure ongoing supply of goods and services and minimize any disruption in its global supply chain. This procedure continues to function effectively and any supply chain issues are being dealt with on a timely basis.
Contracts
Under the U.S. Bankruptcy Code, the U.S. Debtors may assume, assume and assign, or reject certain executory contracts including unexpired leases, subject to the approval of the U.S. Court and certain other conditions. Pursuant to the initial order of the Canadian Court, the Canadian Debtors are permitted to repudiate any arrangement or agreement, including real property leases. Any reference to any such agreements or instruments and to termination rights or a quantification of Nortel’s obligations under any such agreements or instruments is qualified by any overriding rejection, repudiation or other rights the Debtors may have as a result of or in connection with the Creditor Protection Proceedings. The administration orders granted by the English Court do not give any similar unilateral rights to the U.K. Administrators. The U.K. Administrators and in the case of NNSA, the French Administrator and the French Liquidator decide in each case whether an EMEA Debtor should continue to perform under an existing contract on the basis of whether it is in the interests of that administration to do so. Claims may arise as a result of a Debtor rejecting, repudiating or no longer continuing to perform under any contract or arrangement, which claims would usually be unsecured. Since the Petition Date, the Debtors have assumed and rejected or repudiated various contracts, including real property leases and commercial agreements. The Debtors will continue to review other contracts throughout the Creditor Protection Proceedings.
Creditor Protection Proceeding Claims
On August 4, 2009, the U.S. Court approved a claims process in the U.S. for claims that arose prior to the Petition Date. Pursuant to this claims process, proofs of claim, except in relation to NNCI had to be received by the U.S. Claims Agent, Epiq Bankruptcy Solutions, LLC (“Epiq”), by no later than 4:00 p.m. (Eastern Time) on September 30, 2009 (subject to certain exceptions as provided in the order establishing the claims bar date). On December 2, 2009, the U.S. Court approved the establishment of 4:00 p.m. (Eastern Time) on January 25, 2010 as the deadline for receipt by Epiq of proofs of claim against NNCI (subject to certain exceptions as provided in the order establishing the claims bar date).
On July 30, 2009, Nortel announced that the Canadian Court approved a claims process in Canada in connection with the CCAA Proceedings. Pursuant to this claims process, subject to certain exceptions, proofs of claim for claims arising prior to the Petition Date had to be received by the Canadian Monitor by no later than September 30, 2009. This claims bar date does not apply to certain claims, including inter-company claims as between the Canadian Debtors or as between any of the Canadian Debtors and their direct or indirect subsidiaries and affiliates (other than joint ventures), compensation claims by current or former employees or directors of any of the Canadian Debtors, and claims of current or former directors or officers for indemnification and/or contribution, for which claims notification deadlines have yet to be set by the Canadian Court. Proofs of claim for claims arising on or after the Petition Date as a result of the restructuring, termination, repudiation or disclaimer of any lease, contract or other agreement or obligation had to, or must be, received by the Canadian Monitor by the later of September 30, 2009 and 30 days after a proof of claim package has been sent by the Canadian Monitor to the person in respect of such claim.
In relation to NNSA, claims had to be submitted to the French Administrator and the French Liquidator no later than August 12, 2009 with respect to French creditors and October 12, 2009 with respect to foreign creditors. In relation to the Israeli Debtors, the Israeli Court determined that claims had to be submitted to the Israeli Administrators by no later than July 26, 2009. Other than as set forth above with respect to NNSA, no outside bar date for the submission of claims has been established in connection with U.K. Administration Proceedings.
These combined financial statements for the year ended December 31, 2009 generally do not include the outcome of any current or future claims relating to the Creditor Protection Proceedings. Certain claims filed may have priority over those of the Debtors’ unsecured creditors. The Debtors are reviewing all claims filed and have commenced the claims reconciliation process. Differences between claim amounts determined by the Debtors and claim amounts filed by creditors will be investigated and resolved pursuant to a claims resolution process approved by the relevant court or, if necessary, the relevant court will make a final determination as to the amount, nature and validity of claims. Certain claims that have been filed may be duplicative (particularly given the multiple jurisdictions involved in the Creditor Protection Proceedings), based on contingencies that have not occurred, or may be otherwise overstated, and would therefore be subject to revision or disallowance. The settlement of claims cannot be finalized until the relevant creditors and courts approve a plan. In light of the number of creditors of the Debtors, the claims resolution process may take considerable time to complete. See Note 14 for additional information about claims.
Interim and Final Funding and Settlement Agreements
Historically, Nortel has deployed its cash through a variety of intercompany borrowing and transfer pricing arrangements to allow it to operate on a global basis and to allocate profits, losses, and certain costs, among the corporate group. In particular, the Canadian Debtors have continued to allocate profits, losses, and certain costs, among the corporate group through transfer pricing agreement payments (“TPA Payments”). Other than one $30 payment made by NNI to NNL in respect of amounts that Nortel believes are owed in connection with the transfer pricing agreement, TPA Payments had been suspended since the Petition Date. However, the Canadian Debtors and the U.S. Debtors, with the support of the U.S. Creditors’ Committee and the Bondholder Group, as well as the EMEA Debtors (other than NNSA), entered into an Interim Funding and Settlement Agreement (“IFSA”) dated June 9, 2009 under which NNI paid $157 to NNL, in four installments during the period ended September 30, 2009 in full and final settlement of TPA Payments for the period from the Petition Date to September 30, 2009. A portion of this funding may be repayable by NNL to NNI in certain circumstances. The IFSA was approved by the U.S. Court and Canadian Court on June 29, 2009 and on June 23, 2009, the English Court confirmed that the U.K. Administrators were at liberty to enter into the IFSA on behalf of each of the EMEA Debtors (except for NNSA which was authorized to enter into the IFSA by the French Court on July 7, 2009). NNSA acceded to the IFSA on September 11, 2009.
On December 23, 2009, Nortel announced it, NNL, NNI, and certain other Canadian Debtors and U.S. Debtors entered into a Final Canadian Funding and Settlement Agreement (“FCFSA”). The FCFSA provides, among other things, for the settlement of certain intercompany claims, including in respect of amounts determined to be owed by NNL to NNI under Nortel’s transfer pricing arrangements for the years 2001 through 2005. As part of the settlement, NNL has agreed to the establishment of a pre-filing claim in favor of NNI in the CCAA Proceedings in the net amount of approximately $2,063 (“FCFSA Claim”), which claim will not be subject to any offset. The FCFSA also provides that NNI will pay to NNL approximately $190 over the course of 2010, which amount includes the contribution of NNI and certain U.S. affiliates towards certain estimated costs to be incurred by NNL, on their behalf, for the duration of the Creditor Protection Proceedings. The FCFSA also provides for the allocation of certain other anticipated costs to be incurred by the parties, including those relating to the divestiture of Nortel’s various businesses.
On January 21, 2010, Nortel obtained approvals from the Canadian Court and the U.S. Court of the FCFSA and the creation and allowance of the FCFSA Claim. In addition, Nortel obtained various other approvals from the Canadian Court and U.S. Court including authorization for NNL and NNI to enter into advance pricing agreements with the U.S. and Canadian tax authorities to resolve certain transfer pricing issues, on a retrospective basis, for the taxable years 2001 through 2005.
In addition, in consideration of a settlement payment of $37.5, the United States Internal Revenue Service (“IRS”) agreed to release all of its claims against NNI and other members of NNI’s consolidated tax group for the years 1998 through 2008. As a result of this settlement, the IRS stipulated that its claim against NNI filed in the Chapter 11 Proceedings in the amount of approximately $3,000 is reduced to the $37.5 settlement payment. This settlement was a condition of the FCFSA and was approved by the U.S. Court on January 21, 2010. NNI made the settlement payment to the IRS on February 22, 2010.
APAC Debt Restructuring Agreement
As a consequence of the Creditor Protection Proceedings, certain amounts of intercompany payables to certain Nortel subsidiaries (“APAC Agreement Subsidiaries”) in the Asia Pacific (“APAC”) region as of the Petition Date became impaired. To enable the APAC Agreement Subsidiaries to continue their respective business operations and to facilitate any potential divestitures, the Debtors have entered into an Asia Restructuring Agreement (“APAC Agreement”). Under the APAC Agreement, the APAC Agreement Subsidiaries will pay a portion of certain of the APAC Agreement Subsidiaries’ net intercompany debt outstanding as of the Petition Date (“Pre-Petition Intercompany Debt”) to the Canadian Debtors, the U.S. Debtors and the EMEA Debtors (including NNSA to the extent it elects to participate in the APAC Agreement). A further portion of the Pre-Petition Intercompany Debt will be repayable in monthly amounts but only to the extent of such APAC Agreement Subsidiary’s net cash balance, and subject to certain reserves and provisions. The remainder of each APAC Agreement Subsidiary’s Pre-Petition Intercompany Debt will be subordinated and postponed to the prior payment in full of such APAC Agreement Subsidiary’s liabilities and obligations. All required court approvals with respect to the APAC Agreement have been obtained in the U.S. and Canada; however, implementation of the APAC Agreement for certain parties in other jurisdictions remains subject to receipt of outstanding regulatory approvals.
Flextronics
On January 14, 2009, Nortel announced that NNL had entered into an amendment to arrangements (“Amending Agreement”) with a major supplier to Nortel and the Businesses, Flextronics Telecom Systems, Ltd. (“Flextronics”). Under the terms of the Amending Agreement, NNL agreed to commitments to purchase $120 of existing inventory by July 1, 2009 and to make quarterly purchases of other inventory, and to terms relating to payment and pricing. Flextronics had notified Nortel of its intention to terminate certain other arrangements upon 180 days’ notice (in July 2009) pursuant to the exercise by Flextronics of its contractual termination rights, while the other arrangements between the parties would continue in accordance with their terms. Following subsequent negotiations, Nortel resolved various ongoing disputes and issues relating to the interpretation of the Amending Agreement and confirmed, among other things, its obligation to purchase inventory in accordance with existing plans of record of $25. In addition, one of the supplier agreements with Flextronics was not terminated on July 12, 2009, as originally referenced in the Amending Agreement, but instead was extended to December 2009, with a further extension for certain products to July 2010.
Nortel and Flextronics entered into an agreement dated November 20, 2009 (“Flextronics Agreement”), as approved by the U.S. and Canadian courts on December 2, 2009, that, among other things, provides a mechanism for the transfer of Nortel’s supply relationship to purchasers of Nortel’s other businesses or assets. In addition, this agreement resolves certain receivable amounts from and payable amounts due to Flextronics.
Since the Petition Date Nortel has periodically entered into agreements with other suppliers, including contract manufacturers, to address issues and concerns as the arise in order to ensure ongoing supply of goods and services and minimize any disruption in its global supply chain. In certain circumstances, some of these agreements include advance deposit or escrow obligations, or purchase commitments in order to mitigate the risk associated with supplying Nortel during the pendency of the Creditor Protection Proceedings.

Workforce Reductions; Employee Compensation Program Changes
On February 25, 2009, Nortel announced a workforce reduction plan intended to reduce its global workforce by approximately 5,000 net positions. During 2009, Nortel commenced and continued to implement these reductions, in accordance with local country legal requirements. During the year ended December 31, 2009, Nortel undertook additional workforce reduction activities. Given the Creditor Protection Proceedings, Nortel has discontinued all remaining activities under its previously announced restructuring plans as of the Petition Date. For further information on the impact to the Businesses, refer to Notes 8 and 9. In addition, Nortel has taken and expects to take further, ongoing workforce and other cost reduction actions as it works through the Creditor Protection Proceedings.
Nortel continued the Nortel Networks Limited Annual Incentive Plan (“Incentive Plan”) in 2009 for all eligible employees. The Incentive Plan was modified to permit quarterly rather than annual award determinations and payouts for 2009. This has provided a more immediate incentive for employees upon the achievement of critical shorter-term objectives.
Nortel is continuing the Incentive Plan for 2010.
Where required, Nortel has obtained court approvals for retention and incentive compensation plans for certain key eligible employees deemed essential to the business during the Creditor Protection Proceedings. In March 2009, Nortel obtained U.S. Court and Canadian Court approvals for a key employee incentive and retention program for employees in North America, CALA and Asia. The program consists of the Nortel Networks Corporation Key Executive Incentive Plan (“KEIP”) and the Nortel Networks Corporation Key Employee Plan (“KERP”).
On March 20, 2009, Nortel obtained Canadian Court approval to terminate the Nortel Networks Corporation Change in Control Plan.
On March 4, 2010, Nortel obtained U.S. Court approval and on March 8, 2010 Nortel obtained Canadian Court approval for the Nortel Special Incentive Plan (“Special Incentive Plan”), which is designed to retain personnel at all levels of Corporate Group and NBS critical to complete remaining work. The Special Incentive Plan was developed in consultation with independent expert advisors taking into account the availability of more stable and competitive employment opportunities available to these employees elsewhere. The Special Incentive Plan is supported by the Canadian Monitor, U.S. Creditors’ Committee and the Bondholders Group. Representative Counsel to former Canadian employees was also advised of the Special Incentive Plan prior to its approval by the Canadian Court and U.S. Court.
On February 27, 2009, Nortel obtained Canadian Court approval to terminate its equity-based compensation plans (the Nortel 2005 Stock Incentive Plan, As Amended and Restated (“2005 SIP”), the Nortel Networks Corporation 1986 Stock Option Plan, As Amended and Restated (“1986 Plan”) and the Nortel Networks Corporation 2000 Stock Option Plan (“2000 Plan”)) and certain equity plans assumed in prior acquisitions, including all outstanding equity under these plans (stock options, stock appreciation rights (“SARs”), restricted stock units (“RSUs”) and performance stock units (“PSUs”)), whether vested or unvested. Nortel sought this approval given the decreased value of Nortel Networks Corporation common shares (“NNC common shares”) and the administrative and associated costs of maintaining the plans to Nortel as well as the plan participants. As at December 31, 2009, all options under the remaining equity-based compensation plans assumed in prior acquisitions had expired. See Note 13 for further details.
Settlement Agreement with Former and Disabled Canadian Employee Representatives
On February 8, 2010, the Canadian Debtors reached an agreement on certain employment related matters regarding former Canadian Nortel employees, including Nortel’s Canadian registered pension plans and benefits for Canadian pensioners and Nortel employees on long term disability (“LTD”). Nortel entered into a settlement agreement with court-appointed representatives of its former Canadian employees, pensioners and LTD beneficiaries, Representative Counsel, the Canadian Auto Workers’ union and the Canadian Monitor (“Settlement Agreement”). The Settlement Agreement, as amended, was approved by the Canadian Court on March 31, 2010.
The Settlement Agreement provides that Nortel will continue to administer the Nortel Networks Negotiated Pension Plan and the Nortel Networks Limited Managerial and Non-Negotiated Pension Plan (“Canadian Pension Plans”) until September 30, 2010, at which time these Canadian Pension Plans will be transitioned, in accordance with the Ontario Pension Benefits Act, to a new administrator appointed by the Office of the Superintendent of Financial Services. Nortel and the Canadian Monitor will take all reasonable steps to complete the transfer of the administration of the Canadian Pension Plans to the new administrator. Nortel will continue to fund these Canadian Pension Plans consistent with the current service and special payments it has been making during the course of the CCAA Proceedings through March 31, 2010, and thereafter will make current service payments until September 30, 2010.

For the remainder of 2010, Nortel will continue to pay medical and dental benefits to Nortel pensioners and survivors and Nortel LTD beneficiaries in accordance with the current benefit plan terms and conditions. Life insurance benefits will continue unchanged until December 31, 2010 and will continue to be funded consistent with 2009 funding. Further, Nortel will pay income benefits to the LTD beneficiaries and to those receiving survivor income benefits and survivor transition benefits through December 31, 2010. The employment of the LTD beneficiaries will terminate on December 31, 2010. The parties have agreed to work toward a court-approved distribution, in 2010, of the assets of Nortel’s Health and Welfare Trust, the vehicle through which Nortel generally has historically funded these benefits, with the exception of the income benefits described above, which Nortel will pay directly.
The Settlement Agreement also provides that Nortel will establish a fund of CAD$4.2 for termination payments of up to CAD$3 thousand per employee to be made to eligible terminated employees as an advance against their claims under the CCAA Proceedings.
A charge in the maximum amount of CAD$57 against the Canadian Debtors’ assets has been established as security in support of the payments to be made by Nortel under the Settlement Agreement, which amount will be reduced by the amount of payments made. The Settlement Agreement also sets out the relative priority for claims to be made in respect of the deficiency in the Canadian Pension Plans and Nortel’s Health and Welfare Trust. Under the Settlement Agreement, these claims will rank as ordinary unsecured claims in the CCAA Proceedings.
See Note 11 for additional information on the Businesses’ involvement in Nortel’s pension and employee benefits plans.
3. Significant accounting policies
(a) Principles of combination
The combined financial statements include the global historical assets, liabilities and operations of the Businesses. All significant transactions and balances between operations within the Businesses have been eliminated in combination. All significant transactions between the Businesses and other Nortel businesses are included in these combined financial statements and are disclosed as related party transactions in Note 15. All transactions between the Businesses and Nortel are considered to be effectively settled through the net parent investment at the time the transactions are recorded.
In 2005, Nortel entered into a joint venture, LGN, with LG Electronics Inc. (“LGE”) which offers telecommunications and networking solutions to customers in the Republic of Korea and other markets globally. In exchange for a cash contribution paid to LGE, Nortel received 50% plus one share in the equity of LGN. Nortel’s investment in this joint venture and other joint ventures are excluded from the Businesses’ combined financial statements. However, transactions between the Businesses and LGN are reflected in these combined financial statements and disclosed as related party transactions in Note 15.
(b) Use of estimates
The Businesses make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the combined financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates. Estimates are used when accounting for items and matters such as revenue recognition and accruals for losses on contracts, allowances for uncollectible accounts receivable, inventory provisions and outsourced manufacturing related obligations, product warranties, estimated useful lives of intangible assets and plant and equipment, asset valuations, impairment and recoverability assessments, employee benefits including pensions, taxes and related valuation allowances and provisions, restructuring and other provisions, share-based compensation, contingencies pre-petition liabilities and allocations of various expenses that have historically been incurred by the Businesses.
(c) Translation of foreign currencies
The Businesses’ combined financial statements are presented in U.S. Dollars. The financial statements of the Businesses’ operations whose functional currency is not the U.S. Dollar are translated into U.S. Dollars at the exchange rates in effect at the balance sheet dates for assets and liabilities, and at average rates for the period for revenues and expenses. The unrealized translation gains and losses on the net investment in these foreign operations are accumulated as a component of other comprehensive income (loss).
The financial statements of operations where the functional currency is the U.S. Dollar but where the underlying transactions are in a different currency are translated into U.S. Dollars at the exchange rate in effect at the balance sheet date with respect to monetary assets and liabilities. Non-monetary assets and liabilities of these operations, and related amortization and depreciation expenses, are translated at the historical exchange rate. Revenues and expenses, other than amortization and depreciation, are translated at the average rate for the period in which the transaction occurred. The applicable gain/loss from foreign currency remeasurement has been allocated to these combined financial statements proportionate based on revenue (for revenue generating entities) or selling, general, and administrative expense (for non-revenue generating entities). The allocated gain/loss from foreign currency remeasurement is included in other income (expense) in the combined statements of operations.
(d) Revenue recognition
The Businesses’ products and services are generally sold pursuant to a contract and the terms of the contract, taken as a whole, determine the appropriate revenue recognition models to be applied. Product revenue includes revenue from arrangements that include services such as installation, engineering and network planning where the services could not be separated from the arrangement because the services are essential or fair value could not be established. Where services are not bundled with product sales, services revenue is reported separately in the combined statements of operations.
Depending on the terms of the contract and types of products and services sold, the Businesses recognize revenue under FASB ASC 605-35 “Construction-Type and Production-Type Contracts” (“ASC 605-35”), FASB ASC 985-605 “Software — Revenue Recognition” (“ASC 985-605”), FASB ASC 605 “Revenue Recognition” (“ASC 605”) and FASB ASC 605-25 “Revenue Recognition — Multiple-Element Arrangements” (“ASC 605-25”). Revenues are reduced for returns, allowances, rebates, discounts and other offerings in accordance with the agreement terms.
The Businesses regularly enter into multiple contractual agreements with the same customer. These agreements are reviewed to determine whether they should be evaluated as one arrangement in accordance with FASB ASC 985-605-55 “Software—Revenue Recognition—Multiple Element Arrangements” (“ASC 985-605-55”).
For arrangements with multiple deliverables entered into after June 30, 2003, where the deliverables are governed by more than one authoritative accounting standard, the Businesses apply ASC 605-25 and evaluate each deliverable to determine whether it represents a separate unit of accounting based on the following criteria: (a) whether the delivered item has value to the customer on a stand-alone basis, (b) whether there is objective and reliable evidence of the fair value of the undelivered item(s), and (c) if the contract includes a general right of return relative to the delivered item, delivery or performance of the undelivered item(s) is considered probable and substantially in the control of the Businesses.
If objective and reliable evidence of fair value exists for all units of accounting in the arrangement, revenue is allocated to each unit of accounting or element based on relative fair values. In situations where there is objective and reliable evidence of fair value for all undelivered elements, but not for delivered elements, the residual method is used to allocate the arrangement consideration. Under the residual method, the amount of revenue allocated to delivered elements equals the total arrangement consideration less the aggregate fair value of any undelivered elements. Each unit of accounting is then accounted for under the applicable revenue recognition guidance. So long as elements otherwise governed by separate authoritative accounting standards cannot be treated as separate units of accounting under the guidance in ASC 605-25, the elements are combined into a single unit of accounting for revenue recognition purposes. In this case, revenue allocated to the unit of accounting is deferred until all combined elements have been delivered or, once there is only one remaining element to be delivered, based on the revenue recognition guidance applicable to the last delivered element within the unit of accounting.
For arrangements that include hardware and software where software is considered more than incidental to the hardware, provided that the software is not essential to the functionality of the hardware and the hardware and software represent separate units of accounting, revenue related to the software element is recognized under ASC 985-605 and revenue related to the hardware element is recognized under ASC 605-35 or ASC 605. For arrangements where the software is considered more than incidental and essential to the functionality of the hardware, or where the hardware is not considered a separate unit of accounting from the software deliverables, revenue is recognized for the software and the hardware as a single unit of accounting pursuant to ASC 985-605 for off-the-shelf products and pursuant to ASC 605-35 for customized products. Revenue for hardware that does not require significant customization or other essential services, and where any software is considered incidental, is recognized under ASC 605.
For elements related to customized network solutions designed and built to customer specific requirements, revenues are recognized in accordance with ASC 605-35, generally using the percentage-of-completion method. In using the percentage-of-completion method, revenues are recorded based on the percentage of costs incurred to date on a contract relative to the estimated total expected contract costs. Profit estimates on these contracts are revised periodically based on changes in circumstances and any losses on contracts are recognized in the period that such losses become known. In circumstances where reasonably dependable cost estimates cannot be made for a customized network solution or build-out, all revenues and related costs are deferred until completion of the solution or element (“completed contract method”). Generally, the terms of

ASC 605-35 contracts provide for progress billings based on completion of certain phases of work. Unbilled ASC 605-35 contract revenues recognized are accumulated in the contracts in progress account included in accounts receivable—net. Billings in excess of revenues recognized to date on these contracts are recorded as advance billings in excess of revenues recognized to date on contracts within other accrued liabilities until recognized as revenue. This classification also applies to billings in advance of revenue recognized on combined units of accounting under ASC 605-25 that contain both ASC 605-35 and non ASC 605-35 elements.
Revenue is recognized under ASC 605 when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the fee is fixed or determinable and collectability is reasonably assured. For hardware, delivery is considered to have occurred upon shipment provided that risk of loss, and in certain jurisdictions, legal title, has been transferred to the customer.
For arrangements where the criteria for revenue recognition have not been met because legal title or risk of loss on products does not transfer to the customer until final payment has been received or where delivery has not occurred, revenue is deferred to a later period when the outstanding criteria have been met. For arrangements where the customer agrees to purchase products but the Businesses retain physical possession until the customer requests delivery (“bill and hold arrangements”), revenue is not recognized until delivery to the customer has occurred and all other revenue recognition criteria have been met.
Services revenue is generally recognized according to the proportional performance method. The proportional performance method is used when the provision of services extends beyond an accounting period with more than one performance act, and permits the recognition of revenue ratably over the services period when no other pattern of performance is discernable. The nature of the service contract is reviewed to determine which revenue recognition method best reflects the nature of services performed. Provided all other revenue recognition criteria have been met, the revenue recognition method selected reflects the pattern in which the obligations to the customers have been fulfilled.
The Businesses make certain sales through multiple distribution channels, primarily resellers and distributors. These customers are generally given certain rights of return. For products sold through these distribution channels, revenue is recognized from product sale at the time of shipment to the distribution channel when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable and collectability is reasonably assured. Accruals for estimated sales returns and other allowances are recorded at the time of revenue recognition and are based on contract terms and prior claims experience.
Software revenue is generally recognized under ASC 985-605. For software arrangements involving multiple elements, the Businesses allocate revenue to each element based on the relative fair value or the residual method, as applicable using vendor specific objective evidence to determine fair value, which is based on prices charged when the element is sold separately. Software revenue accounted for under ASC 985-605 is recognized when persuasive evidence of an arrangement exists, the software is delivered in accordance with all terms and conditions of the customer contracts, the fee is fixed or determinable and collectability is probable. Revenue related to post-contract customer support (“PCS”), including technical support and unspecified when-and-if available software upgrades, is recognized ratably over the PCS term.
Under ASC 985-605, if fair value does not exist for any undelivered element, revenue is not recognized until the earlier of (i) delivery of such element or (ii) when fair value of the undelivered element is established, unless the undelivered element is a service, in which case revenue is recognized as the service is performed once the service is the only undelivered element. Deferred costs are presented as current or long-term in the combined balance sheet, consistent with the classification of the related deferred revenues.
(e) Research and development
Research and development (“R&D”) costs are charged to net earnings (loss) in the periods in which they are incurred. However, costs incurred pursuant to specific contracts with third parties, for which the Businesses are obligated to deliver a product, are charged to cost of revenues in the same period as the related revenue is recognized. Related investment tax credits are deducted from the income tax provision.
(f) Income taxes
The Businesses do not file separate tax returns, but rather are included in the income tax returns filed by Nortel and its subsidiaries in various domestic and foreign jurisdictions. For the purpose of these combined financial statements, the tax provision of the Businesses was derived from financial information included in the consolidated financial statements of Nortel, including allocations and eliminations deemed necessary by management, as though the Businesses were filing their own separate tax returns.

The Businesses account for income taxes by the asset and liability method. This approach recognizes the amount of taxes payable or refundable in the current year as well as deferred tax assets and liabilities for the future tax consequences, determined on the separate return basis, of events recognized in these combined financial statements. Deferred income taxes are adjusted to reflect changes in enacted tax rates.
Nortel manages its tax position for the benefit of its entire portfolio of businesses, and its tax strategies, including utilization of loss carryforwards, are not necessarily reflective of what the Businesses would have followed as a standalone entity. Losses generated by the Businesses have been available to, and as appropriate were utilized by, Nortel in its tax strategies with respect to entities or operations not forming part of the Businesses. Due to difficulties inherent in separating the Businesses’ results from Nortel’s consolidated results during periods pre-dating the periods presented in these combined financial statements, any deferred tax assets in respect of loss carryforwards and tax credits are not recognized in these combined financial statements.
In establishing the appropriate income tax valuation allowances, the Businesses assess its net deferred tax assets based on all available evidence, both positive and negative, to determine whether it is more likely than not that the remaining net deferred tax assets or a portion thereof will be realized.
In accordance with FASB ASC 740, “Income Taxes” (“ASC 740”), as applied by the separate return method, the Businesses evaluate tax positions using a two-step process, whereby (1) the Businesses determine whether it is more likely than not that the tax positions will be sustained based on the technical merits of the position and (2) for those tax positions that meet the more likely-than-not recognition threshold, the Businesses recognize the largest amount of tax benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the related tax authority. In accordance with ASC 740, the Businesses classify interest and penalties associated with income tax positions in income tax expense. For additional information, see Note 10.
(g) Cash and cash equivalents
Treasury activities at Nortel are generally centralized such that cash collections by the Businesses are automatically distributed to Nortel and are reflected as a component of net parent investment in these combined financial statements.
(h) Provision for doubtful accounts
The provision for doubtful accounts for trade receivables due from customers is established based on an assessment of a customer’s credit quality, as well as subjective factors and trends, including the aging of receivable balances. Generally, these credit assessments occur prior to the inception of the credit exposure and at regular reviews during the life of the exposure.
(i) Inventories
Inventories are valued at the lower of cost (calculated generally on a first-in, first-out basis) or market value. The standard cost of finished goods and work in process is comprised of material, labor and manufacturing overhead, which approximates actual cost. Provisions for inventory are based on estimates of future customer demand for existing products, as well as general economic conditions, growth prospects within the customer’s ultimate marketplaces and general market acceptance of current and pending products. Full provisions are generally recorded for surplus inventory in excess of one year’s forecast demand or inventory deemed obsolete. In addition, the Businesses record a liability for firm, non-cancelable and unconditional inventory purchase commitments with contract manufacturers and suppliers for product-related quantities in excess of its future demand forecasts and related claims in accordance with the Businesses’ excess and obsolete inventory policies.
Inventory includes certain direct and incremental deferred costs associated with arrangements where title and risk of loss were transferred to customers but revenue was deferred due to other revenue recognition criteria not being met.
(j) Plant and equipment
Plant and equipment are stated at cost less accumulated depreciation. Depreciation is generally calculated on a straight-line basis over the expected useful lives of the plant and equipment. The expected useful life of a building is twenty to forty years, machinery and equipment including related capital leases is three to ten years, and capitalized software is three to ten years.
The Businesses test long-lived assets or asset groups held and used for recoverability when events or changes in circumstances indicate that their carrying amount may not be recoverable. Circumstances which could trigger a review include, but are not limited to: significant decreases in the market price of the asset or asset group; significant adverse changes in the business climate or legal factors; the accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of the asset; current period cash flow or operating losses combined with a history of losses or a forecast of continuing losses associated with the use of the asset; and a current expectation that the asset will more likely than not be sold or disposed of significantly before the end of its previously estimated useful life.
Recoverability is assessed based on the carrying amount of the asset or asset group and the sum of the undiscounted cash flows expected to result from the use and the eventual disposal of the asset or asset group. An impairment loss is recognized when the carrying amount is not recoverable and exceeds the fair value of the asset or asset group. The impairment loss is measured as the amount by which the carrying amount exceeds fair value.
(k) Goodwill
Goodwill represents the excess of the purchase price of an acquired business over the fair value of the identifiable assets acquired and liabilities assumed. The Businesses test for impairment of goodwill on an annual basis as of October 1, and at any other time if events occur or circumstances change that would indicate that it is more likely than not that the fair value of a reporting unit has been reduced below its carrying amount. See Note 7 for further information on the Businesses’ goodwill impairment testing policy.
(l) Intangible assets
Intangible assets consist of acquired technology and other intangible assets. Acquired technology represents the value of the proprietary know-how that was technologically feasible as of the acquisition date. Intangible assets are amortized to net earnings (loss) on a straight-line basis over their estimated useful lives, generally two to ten years, or based on the expected pattern of benefit to future periods using estimates of undiscounted cash flows.
(m) Warranty costs
As part of the normal sale of product, the Businesses provide its customers with product warranties that extend for periods generally ranging from one to six years from the date of sale. A liability for the expected cost of warranty-related claims is established when the product is delivered and completed. In estimating warranty liability, historical material replacement costs and the associated labor costs to correct the product defect are considered. Revisions are made when actual experience differs materially from historical experience. Warranty-related costs incurred before revenue is recognized are capitalized and recognized as an expense when the related revenue is recognized. Known product defects are specifically accrued for as the Businesses become aware of such defects.
(n) Pension, post-retirement and post-employment benefits
Substantially all employees of the Businesses participate in defined benefit pension plans and post-retirement plans as administered and sponsored by Nortel. The Businesses account for their defined benefit pension plans and post-retirement plans in accordance with SFAS No. 87, “Employers’ Accounting for Pensions” and SFAS No. 106, “Employers’ Accounting for Post-retirement Benefits Other Than Pensions, ” as amended by SFAS 158 (see Note 4(b)) which is now codified as ASC 715. No assets or liabilities are reflected on the Businesses’ combined balance sheets, and pension and other post-retirement expenses for the Businesses have been determined on a multiemployer plan basis and pension expense is calculated by employee and is reflected in net earnings (loss). Employees of the Businesses participate in Nortel’s defined benefit pension plans and the plans’ assets and liabilities are combined with those related to other Nortel businesses. Similarly, Nortel manages its post-retirement benefit plans on a combined basis with claims data and liability information related to the Businesses aggregated and combined with other Nortel businesses.
The Businesses follow the accounting guidance as specified in SFAS No. 112, “Employers Accounting for Postemployment Benefits,” which is now codified as ASC 712 for the recognition of certain disability benefits. The Businesses recognize an actuarial-based obligation at the onset of disability for certain benefits provided to individuals after employment but before retirement that include medical, dental, vision, life and other benefits.
(o) Share-based compensation
Nortel applies the fair value-based method to its share-based payment awards following the provisions of FASB ASC 718 “Compensation — Stock Compensation” (“ASC 718”). Under this method, Nortel measured the cost of share-based awards granted using the fair value of the award and recognizes that cost in the consolidated statements of operations over the vesting period.
On February 27, 2009, Nortel obtained Canadian Court approval to terminate its equity-based compensation plans (2005 SIP, 1986 Plan and 2000 Plan) and certain equity-based compensation plans assumed in prior acquisitions, including all outstanding equity under these plans (stock options, SARs, RSUs and PSUs), whether vested or unvested, which include stock options, SARs, RSUs and PSUs granted to employees of the Equity Investees. As at December 31, 2009, all options under the remaining equity-based compensation plans assumed in prior acquisitions had expired.

NNC common shares, deliverable upon the settlement or exercise of awards previously issued under Nortel’s share-based compensation plans, may have been new shares issued from treasury or shares purchased in privately negotiated transactions or in the open market.
The accounting for the Businesses’ significant share-based compensation plans under the fair value-based method is as follows:
Stock options
The grant date fair value of stock options has been estimated using the Black-Scholes-Merton option-pricing model. Compensation cost has been recognized on a straight-line basis over the stock option vesting period of the entire award based on the estimated number of stock options that have been expected to vest. When exercised, stock options have been settled through the issuance of NNC common shares and have therefore been treated as equity awards.
Stock appreciation rights (“SARs”)
Prior to its termination, stand-alone SARs or SARs in tandem with options could be granted under the “2005 SIP”. SARs that have been settled in cash have been accounted for as liability awards and SARs that have been settled in NNC common shares have been accounted for as equity awards. Upon the exercise of a vested stand-alone SAR, a holder would have been entitled to receive payment, in cash, of NNC common shares or any combination thereof of an amount equal to the excess of the market value of a common share on the date of exercise over the subscription or base price under the SAR. Stand-alone SARs awarded under the 2005 SIP generally vested in equal installments on the first four anniversary dates of the grant date of the award. All SARs granted, prior to the termination of the equity-based compensation plans, were to be settled in cash at the time of vesting however, for purposes of these combined financial statements such awards have been reflected in net parent investment as such awards were to be settled by Nortel. Such awards have been classified as liability awards based on this cash settlement provision. The measurement of the liability and compensation cost of previously outstanding SARs is based on the fair value of the awards and is remeasured each period through the date of settlement. Compensation cost has been amortized over the requisite service period (generally the vesting period) of the award based on the proportionate amount of the requisite service that had been rendered to date.
Restricted Stock Units (“RSUs”)
Prior to the termination of the equity-based compensation plans, RSUs were settled with NNC common shares and valued on the grant date using the grant date market price of the underlying shares. This valuation of compensation cost has not subsequently been adjusted for changes in the market price of the shares. Each RSU granted under the 2005 SIP represented the right to receive one NNC common share subject to the terms and conditions of the award. Prior to the termination of the equity-based compensation plans, compensation cost has been recognized on a straight-line basis over the vesting period of the entire award based on the estimated number of RSU awards that were expected to vest. RSUs were awarded to executive officers beginning in 2005, (employees from January 1, 2007) and prospectively vested in equal installments on the first three anniversary dates of the grant of the award. With the exception of RSUs granted in China, all RSUs granted prior to the termination of the equity-based compensation plans, have been classified as equity instruments as their terms required that they be settled in common shares. To address country specific rules and regulations RSUs awarded prior to the termination of the equity-based compensation plans to employees working in China were cash settled awards. For purposes of these combined financial statements such awards have been reflected in net parent investment as such awards were to be settled by Nortel and compensation cost has been remeasured each period based on the fair value of NNC’s underlying shares at period end.
Performance Stock Units (“PSUs”)
Relative Total Shareholder Return Metric Awards (“PSU-rTSRs”)
Prior to the termination of the equity-based compensation plans, PSU-rTSRs were generally settled with common shares and were valued using a Monte Carlo simulation model. The number of awards expected to be earned, based on achievement of the PSU-rTSR market condition, was factored into the grant date Monte Carlo valuation for the PSU-rTSR award. The grant date fair value has not subsequently been adjusted regardless of the eventual number of awards that were earned based on the market condition. Compensation cost has been recognized on a straight-line basis over the requisite service period. Compensation cost has been reduced for estimated PSU-rTSR awards that would not vest due to not meeting continued employment vesting conditions. All PSU-rTSRs granted prior to the termination of the equity-based compensation plans have been classified as equity instruments as their terms required settlement in shares. For purposes of these combined financial statements such awards have been reflected in net parent investment as such awards were to be settled by Nortel.
Management Operating Margin Metric Awards (“PSU-Management OMs”)
Prior to the termination of the equity-based compensation plans PSU-Management OMs, as described in Note 13, vested based on the satisfaction of both a performance condition and a continued service condition. PSU-Management OMs were generally settled in shares and compensation cost for these awards has been measured based on the grant date fair value of the underlying NNC common shares that would have been issuable based on the terms of the award. Compensation cost has been recognized over the requisite service period of the award based on the probable number of shares to be issued by achievement of the performance condition, reduced by the expected awards that would not vest due to not meeting the continued service condition. Compensation cost recognized has been adjusted to equal the grant date fair value of the actual shares that vested once known.
For PSU-Management-OMs that may have been settled in cash, such awards have been reflected in net parent investment as the awards were to be settled by Nortel and compensation cost for the award has been remeasured each period based on the fair value of the underlying shares at period end. Compensation cost has then been recognized in the same manner as described above.
Employee stock purchase plans (“ESPP”)
Nortel maintained the Nortel Global Stock Purchase Plan, As amended and Restated, the Nortel U.S. Stock Purchase Plan, As Amended and Restated and the Nortel Stock Purchase Plan for Members of the Nortel Saving and Retirement Program, As Amended (collectively, the “ESPPs”), to facilitate the acquisition of NNC common shares at a discount. The discount was such that the ESPPs were considered compensatory and the Businesses’ contribution to the ESPPs was recorded as compensation cost on a quarterly basis as the obligation to contribute was incurred.
(p) Recent accounting pronouncements
(i)	In June 2009, the FASB issued SFAS No. 166, “Accounting for Transfers of Financial Assets” (“SFAS 166”). SFAS 166 revises FASB ASC 860 “Transfers and Servicing” (“ASC 860”). The revised ASC 860 will require more information about transfers of financial assets, including securitization transactions, and where entities have continuing exposure to the risks related to transferred financial assets. SFAS 166 is effective for interim and annual reporting periods ending after November 15, 2009 and will be applied prospectively. The Businesses plan to adopt the provisions of SFAS 166 on January 1, 2010. The adoption of SFAS 166 is not expected to have a material impact on the Businesses’ results of operations and financial condition.

(ii)	In June 2009, the FASB issued SFAS No. 167, “Amendments to FASB Interpretation No.46(R)” (“SFAS 167”). SFAS 167 revises guidance relevant to variable interest entities within FASB ASC 810 “Consolidation” (“ASC 810”), and changes how a reporting entity determines when an entity that is insufficiently capitalized or is not controlled through voting (or similar rights) should be consolidated. The determination of whether a reporting entity is required to consolidate another entity is based on, among other things, the other entity’s purpose and design and the reporting entity’s ability to direct the activities of the other entity that most significantly impacts the other entity’s economic performance. Revised ASC 810 is effective for interim and annual periods after November 15, 2009 and will be applied prospectively. The Businesses plan to adopt the provisions of revised ASC 810 on January 1, 2010. The adoption of ASC 810 is not expected to have a material impact on the Businesses’ results of operations and financial condition.

(iii)	In October 2009, the FASB issued Accounting Standards Update (“ASU”) No. 2009-13, “Multiple-Deliverable Revenue Arrangements”, (“ASU 2009-13”). ASU 2009-13 addresses the accounting for multiple-deliverable arrangements and requires that the overall arrangement consideration be allocated to each deliverable in a revenue arrangement based on an estimated selling price when vendor specific objective evidence or third-party evidence of fair value is not available. This guidance also eliminates the residual method of allocation and requires that arrangement consideration be allocated to all deliverables using the relative selling price method. This will result in more revenue arrangements being separated into separate units of accounting. ASU 2009-13 is effective for fiscal years beginning on or after June 15, 2010. Companies can elect to apply this guidance (1) prospectively to new or materially modified arrangements after the effective date or (2) retrospectively for all periods presented. The Businesses are currently assessing the impact of adoption of ASU 2009-13 and do not currently plan to early adopt.

(iv)	In October 2009, the FASB issued ASU No. 2009-14, “Certain Revenue Arrangements That Include Software Elements”, (“ASU 2009-14”). ASU 2009-14 changes the accounting model for revenue arrangements that include both tangible products and software elements. Tangible products containing both software and non-software components that function together to deliver the product’s essential functionality will no longer be within the scope of ASC 985-605 “Software Revenue Recognition” (“ASC 985-605”). The entire product (including the software and non-software deliverables) will therefore be accounted for under accounting literature found in ASC 605. ASU 2009-14 is effective for fiscal years beginning on or after June 15, 2010.

Companies can elect to apply this guidance (1) prospectively to new or materially modified arrangements after the effective date or (2) retrospectively for all periods presented. The Businesses are currently assessing the impact of adoption of ASU 2009-14 and do not currently plan to early adopt.

(v)	In January 2010, the FASB issued ASU No. 2010-06, “Improving Disclosure about Fair Value Measurements”, (“ASU 2010-06”). ASU 2010-06 clarifies existing disclosures for (1) the different classes of assets and liabilities measured at fair value, (2) the valuation techniques and inputs used and requires new disclosures for the activity in Level 3 fair value measurements, and (3) the transfers between Levels 1, 2, and the reason for those transfers. ASU 2010-06 is effective for interim and annual reporting periods beginning after December 15, 2009, except for the activity in level 3 fair value measurements which is effective for interim and annual periods beginning after December 15, 2010. The Businesses are currently assessing the impact of adoption of ASU 2010-06 on its fair value disclosures.
4. Accounting changes
(a) Fair Value Measurements
In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurement”, which is now codified as part of FASB ASC 820, “Fair Value Measurements and Disclosures” (“ASC 820”), which establishes a single definition of fair value, a framework for measuring fair value and requires expanded disclosures about fair value measurements. The Businesses partially adopted the provisions of ASC 820 effective January 1, 2008. The effective date for ASC 820 as it relates to fair value measurements for non-financial assets and liabilities that are not measured at fair value on a recurring basis was deferred to fiscal years beginning after December 15, 2008 in accordance with ASC 820. The Businesses adopted the deferred portion of ASC 820 on January 1, 2009. The adoption of the deferred portion of ASC 820 did not have a material impact on the Businesses’ results of operations and financial condition.
(b) Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—An Amendment of FASB Statements No. 87, 88, 106, and 132(R)
Effective for fiscal years ending after December 15, 2008, SFAS No. 158, “Employer’s Accounting for Defined Benefit Pension and Other Postretirement Plans”, which is now codified as part of FASB ASC 715 “Compensation-Retirement Benefits” (“ASC 715”) requires Nortel to measure the funded status of its plans as of the date of its year end statement of financial position, being December 31. The Businesses had historically measured the funded status of its significant plans on September 30. ASC 715 provided two approaches for an employer to transition to a fiscal year end measurement date. The Businesses adopted the second approach, whereby the Businesses continue to use the measurements determined for the December 31, 2007 fiscal year end reporting to estimate the effects of the transition. Under this approach, the net periodic benefit cost for the period between the earlier measurement date, being September 30, 2007 and the end of the fiscal year that the measurement date provisions are applied, being December 31, 2008 (exclusive of any curtailment or settlement gain or loss), are allocated proportionately between amounts to be recognized as an adjustment to opening accumulated deficit in 2008 and the net periodic benefit cost for the fiscal year ended December 31, 2008. The adoption resulted in an increase in Nortel’s accumulated deficit of $33, net of taxes, and an increase in Nortel’s accumulated other comprehensive income of $5, net of taxes, as of January 1, 2008.
See Note 11 for additional information on the Businesses’ involvement in Nortel’s pension and post-retirement plans.
(c) Determination of the Useful Life of Intangible Assets
In April 2008, the FASB issued FSP FAS 142-3, “Determination of the Useful Life of Intangible Assets”, which is now codified as part of FASB ASC 350-30 “General Intangibles Other than Goodwill” (“ASC 350-30”). ASC 350-30 provides guidance with respect to estimating the useful lives of recognized intangible assets and requires additional disclosure related to the renewal or extension of the terms of recognized intangible assets. ASC 350-30 is effective for fiscal years and interim periods beginning after December 15, 2008. Nortel adopted the provisions of ASC 350-30 on January 1, 2009. The adoption of ASC 350-30 did not have a material impact on the Businesses’ results of operations, financial condition and disclosures.
(d) Collaborative Arrangements
In September 2007, the FASB Emerging Issues Task Force (“EITF”) reached a consensus on EITF Issue No. 07-1, “Collaborative Arrangements”, which is now codified as FASB ASC 808 “Collaborative Arrangements” (“ASC 808”). ASC 808 addresses the accounting for arrangements in which two companies work together to achieve a common commercial objective, without forming a separate legal entity. The nature and purpose of a company’s collaborative arrangements are required to be disclosed, along with the accounting policies applied and the classification and amounts for significant financial activities related to the arrangements. The Businesses adopted the provisions of ASC 808 on January 1, 2009. The adoption of ASC 808 did not have a material impact on the Businesses’ results of operations and financial condition.

(e) Determining Fair Value when the Volume and Level of Activity for the Asset or Liability have Significantly Decreased and Identifying Transactions that are not Orderly
In April 2009, FASB issued FSP FAS 157-4, “Determining Fair Value when the Volume and Level of Activity for the Asset or Liability have Significantly Decreased and Identifying Transactions that are not Orderly”, which is now codified as part of ASC 820. ASC 820 provides additional guidance on determining fair value for a financial asset when the volume or level of activity for that asset or liability has significantly decreased and also assists in identifying circumstances that indicate a transaction is not orderly. An orderly transaction is a transaction that assumes exposure to the market for a period prior to the measurement date to allow for marketing activities that are usual and customary. ASC 820 is effective for interim and annual reporting periods ending after June 15, 2009 and will be applied prospectively. The Businesses adopted the provisions of ASC 820 on June 30, 2009. The adoption of ASC 820 did not have a material impact on the Businesses’ results of operations and financial condition.
(f) Subsequent Events
In June 2009, the FASB issued SFAS No. 165, “Subsequent Events”, which is now codified as FASB ASC 855 “Subsequent Events” (“ASC 855”). ASC 855 requires management to evaluate subsequent events through the date the financial statements are either issued or available to be issued, depending on the company’s expectation of whether it will widely distribute its financial statements to its shareholders and other financial statement users. Companies are required to disclose the date through which subsequent events have been evaluated. ASC 855 is effective for interim or annual financial periods ending after June 15, 2009. The Businesses adopted the provisions of ASC 855 on June 30, 2009. The adoption of ASC 855 did not have a material impact on the Businesses’ results of operations and financial condition.
(g) FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles
In July 2009, the FASB issued SFAS No. 168, “FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles”, which is now codified as FASB ASC 105 “Generally Accepted Accounting Principles” (“ASC 105”). ASC 105 establishes the FASB Accounting Standards Codification as the single source of authoritative U.S. GAAP recognized by the FASB to be applied to nongovernmental entities. Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative U.S. GAAP for SEC registrants. ASC 105 is effective for financial statements issued for interim and annual periods after September 15, 2009. The Businesses adopted the provisions of ASC 105 on September 30, 2009. The adoption of ASC 105 did not have a material impact on the Businesses’ results of operations and financial condition.
5. Reorganization Items—net
Reorganization items represent the direct and incremental costs incurred and funded by Nortel related to the Creditor Protection Proceedings such as revenues, expenses including professional fees directly related to the process of reorganizing the Debtors, realized gains and losses, and provisions for losses resulting from the reorganization and restructuring of the business. Reorganization costs, except the pension adjustments below, are comprised of amounts that were specifically attributable to the Businesses. In addition, certain costs allocated based on proportionate headcount and proportionate revenues. The pension adjustments were allocated based on the Businesses’ benefit obligations relative to the total projected benefit obligation of the related plans. For the year ended December 31, 2009, the Businesses’ reorganization items consisted of the following:

2009
Professional fees (a)	$(59)
Key Executive Incentive Plan / Key Employee Retention Plan (b)	(8)
Pension adjustments (c)	(4)
Settlement (d)	29
Other (e)	(4)

Total reorganization items — net	$(46)

(a)	Includes financial, legal, real estate and valuation services directly associated with the Creditor Protection Proceedings.

(b)	Relates to retention and incentive plans for certain key eligible employees deemed essential to the business during the Creditor Protection Proceedings.

(c)	Includes the net impact of the $2 gain related to the termination of the U.S. Retirement Income Plan and an accrual of $6 related to the Pension Benefit Guaranty Corporation (“PBGC”) claim.

(d)	Includes net payments pursuant to settlement agreements since the Petition Date, and in some instances the extinguishment of net pre-petition liabilities. See Note 14 for further information on settlements.

(e)	Includes other miscellaneous items directly related to the Creditor Protection Proceedings.

6. Combined financial statement details
The following tables provide details of selected items presented in the combined statements of operations and cash flows for each of the three years ended December 31, 2009, 2008 and 2007, and the combined balance sheets as of December 31, 2009 and 2008.
Combined statements of operations
Selling, general and administrative expense:
SG&A expense includes bad debt expense of $3, $2 and $4 in the years ended December 31, 2009, 2008 and 2007, respectively.
Other operating expense (income)—net:

	2009	2008	2007
Royalty license income — net	$(3)	$(4)	$(3)
Other — net (a)	43	—	—

Other operating expense (income) — net	$40	$(4)	$(3)

(a)	Comprised of a pension curtailment totaling $43. See Note 11.
Other (expense) income—net:

	2009	2008	2007
Currency exchange	$(17)	$15	$3
Other-net	(1)	1	(2)

Other (expense) income — net	$(18)	$16	$1

Combined balance sheets
Accounts receivable—net:

	2009	2008
Trade receivables	$151	$244
Accrued receivables	4	2
Contracts in progress	16	40

	171	286
Less: provision for doubtful accounts	(7)	(6)

Accounts receivable — net	$164	$280

Inventories—net:

	2009	2008
Raw materials	$98	$142
Finished goods (a)	207	269
Deferred costs	74	118

	379	529
Less: provision for inventories	(183)	(263)

Inventories and long-term deferred costs — net	196	266
Less: long-term deferred costs (b)	(4)	(17)

Inventories — net	$192	$249

(a)	At December 31, 2009 the Businesses had $42 of gross inventory on consignment.

(b)	Long-term portion of deferred costs is included in other assets.
Other current assets:

	2009	2008
Prepaid expenses	$2	$3
Contract manufacturing receivables	13	10
Other assets	39	43

Other current assets	$54	$56

Plant and equipment—net:

	2009	2008
Machinery and equipment at cost	$140	$130
Less accumulated depreciation	(102)	(87)

Plant and equipment — net	$38	$43

Other assets:

	2009	2008
Long-term deferred costs	$4	$17
Other	4	11

Other assets	$8	$28

Other accrued liabilities:

	2009	2008
Deferred revenue	$100	$143
Warranty provisions (Note 12)	17	28
Product related provisions	9	70
Outsourcing and selling, general and administrative related provisions	4	12
Advance billings in excess of revenue recognized to date on contracts (a)	—	2
Other	2	1

Other accrued liabilities	$132	$256

(a)	Includes amounts that may be recognized beyond one year due to the duration of certain contracts.
Other liabilities:

	2009	2008
Deferred revenue	$5	$19
Other long-term provisions	1	1

Other liabilities	$6	$20

Combined statements of cash flows
Change in operating assets and liabilities — net:

	2009	2008	2007
Accounts receivable — net	$116	$31	$18
Inventories — net	34	(31)	4
Deferred costs	43	36	66
Accounts payable	(65)	33	18
Payroll and benefit-related, other accrued and contractual liabilities	(77)	1	(8)
Deferred revenue	(57)	(34)	(51)
Advance billings in excess of revenues recognized to date on contracts	(2)	(11)	1
Restructuring liabilities	6	2	(2)
Other	2	(7)	(2)

Change in operating assets and liabilities- net	$—	$20	$44

The Businesses’ paid no cash for taxes or interest during the years ended December 31, 2009, 2008 and 2007.

7. Goodwill
In 2008, the Businesses recorded an impairment charge of $1,036. This impairment charge eliminated all goodwill related to the Businesses. The following table outlines goodwill by reporting unit as such units are defined relative to the Businesses for this purpose. The Optical and Carrier Ethernet reporting units of the Businesses are distinct units within the Optical and Carrier Ethernet businesses and comprise both the product and services aspects of those units.

		Carrier
	Optical	Ethernet	Total
Balance — as of January 1, 2007	$1,036	$—	$1,036
Change:
Foreign exchange	3	—	3

Balance — as of December 31, 2007	$1,039	—	$1,039

Change:
Foreign exchange	(6)	—	(6)
Other	3	—	3
Impairment	(1,036)	—	(1,036)

Balance — as of December 31, 2008 and 2009	$—	$—	$—

Goodwill Impairment Testing Policy
The Businesses test goodwill for possible impairment on an annual basis as of October 1 of each year and at any other time if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount.
Circumstances that could trigger an impairment test between annual tests include, but are not limited to:
•	a significant adverse change in the business climate or legal factors;

•	an adverse action or assessment by a regulator;

•	unanticipated competition;

•	loss of key personnel;

•	the likelihood that a reporting unit or a significant portion of a reporting unit will be sold or disposed of;

•	a change in reportable segments;

•	results of testing for recoverability of a significant asset group; and

•	recognition of a goodwill impairment loss in the financial statements of a subsidiary that is a component of a reporting unit.
The impairment test for goodwill is a two-step process. Step one consists of a comparison of the fair value of a reporting unit with its carrying amount, including the goodwill allocated to the reporting unit. The Businesses determine the fair value of its reporting units using an income approach; specifically, based on a Discounted Cash Flow (“DCF”) Model. A market approach may also be used to evaluate the reasonableness of the fair value determined under the DCF Model, but results of the market approach are not given any specific weighting in the final determination of fair value. Both approaches involve significant management judgment and as a result, estimates of value determined under the approaches are subject to change in relation to evolving market conditions and the Businesses’ environment.
If the carrying amount of a reporting unit exceeds its fair value, step two of the goodwill impairment test requires the fair value of the reporting unit be allocated to the underlying assets and liabilities of that reporting unit, whether or not previously recognized, resulting in an implied fair value of goodwill. If the carrying amount of the reporting unit goodwill exceeds the implied fair value of that goodwill, an impairment loss equal to the excess is recorded in net earnings (loss).

The fair value of each reporting unit is determined using discounted cash flows or other evidence of fair value if applicable. When circumstances warrant, a multiple of earnings before interest, taxes, depreciation and amortization (“EBITDA”) of each reporting unit is calculated and compared to market participants to corroborate the results of the calculated fair value (“EBITDA Multiple Model”). The following are the significant assumptions involved in the application of each valuation approach:
•	DCF Model: assumptions regarding revenue growth rates, gross margin percentages, projected working capital needs, SG&A, R&D expense, capital expenditures, discount rates, terminal growth rates, and estimated selling price of assets expected to be disposed of by sale. To determine fair value, the Businesses discount the expected cash flows of each reporting unit. The discount rate used represents the estimated weighted average cost of capital, which reflects the overall level of inherent risk involved in its reporting unit operations and the rate of return an outside investor would expect to earn. To estimate cash flows beyond the final year of its model, the Businesses use a terminal value approach. Under this approach, the Businesses use the estimated cash flows in the final year of its models and apply a perpetuity growth assumption and discounts the relevant cash flows by a perpetuity discount factor to determine the terminal value. The Businesses incorporate the present value of the resulting terminal value into its estimate of fair value. When strategic plans call for the sale of all or an important part of a reporting unit, the Businesses estimate proceeds from the expected sale using external information, such as third party bids, adjusted to reflect current circumstances, including market conditions.

•	EBITDA Multiple Model: assumptions regarding estimates of EBITDA growth and the selection of comparable companies to determine an appropriate multiple.
2008 and 2007 Goodwill Assessment
In 2008, in accordance with the provisions of ASC 350, the Businesses concluded that estimated revenues would decline as a result of the economic downturn and the unfavorable impact of foreign exchange fluctuations thereby requiring the Businesses to perform an interim period goodwill impairment test for its reporting units within Optical and Carrier Ethernet businesses.
As part of its goodwill impairment test, the Businesses updated its forecasted cash flows for each of its reporting units. This update considered economic conditions and trends, estimated future operating results, the Businesses’ view of growth rates and anticipated future economic conditions. Revenue growth rates inherent in this forecast are based on input from internal and external market intelligence research sources that compare factors such as growth in global economies, regional trends in the telecommunications industry and product evolution from a technological segment basis. Macro economic factors such as changes in economies, product evolutions, industry consolidations and other changes beyond the Businesses’ control could have a positive or negative impact on achieving its targets.
The results from step one of the two-step goodwill impairment test of each reporting unit indicated that the estimated fair values of the Optical and Carrier Ethernet reporting units were less than the respective carrying values of their net assets and as such the Businesses performed step two of the impairment test for these reporting units.
In step two of the impairment test, the Businesses estimated the implied fair value of the goodwill of each of these reporting units and compared it to the carrying value of the goodwill for each of the Optical and Carrier Ethernet reporting units. Specifically, the Businesses allocated the fair value of the Optical and Carrier Ethernet reporting units as determined in the first step to their respective recognized and unrecognized net assets, including allocations to identified intangible assets. The allocations of fair values of the Optical and Carrier Ethernet reporting units also require the Businesses to make significant estimates and assumptions, including those in determining the fair values of the identified intangible assets. Such intangible assets had fair values substantially in excess of current book values. The resulting implied goodwill for each of these reporting units was nil; accordingly the Businesses reduced the goodwill recorded prior to the assessment by $1,036 to write down the goodwill related to Optical and Carrier Ethernet reporting units to the implied goodwill amount.
No impairment losses related to the Businesses’ goodwill were recorded during the year ended December 31, 2007.
Related Analyses
In 2008 and 2009, prior to the goodwill analysis discussed above, the Businesses performed a recoverability test of its long-lived assets in accordance with ASC 360 “Property, plant and equipment”. The Businesses included cash flow projections from operations along with cash flows associated with the eventual disposition of specific asset groupings and compared those aggregate cash flows with the respective carrying values. No impairment charges were recorded as a result of this testing.

8. Pre-Petition Date cost reduction plans
As a result of the Creditor Protection Proceedings, Nortel ceased taking any further actions under the previously announced workforce and cost reduction plans as of January 14, 2009. Any revisions to actions taken up to that date under previously announced workforce and cost reduction plans will continue to be accounted for under such plans, and will be classified in cost of revenues, SG&A, and R&D, rather than in special charges as in prior years, as applicable. Any remaining actions under these plans will be accounted for under the workforce reduction plan announced on February 25, 2009 (see Note 9). Nortel’s contractual obligations are subject to re-evaluation in connection with the Creditor Protection Proceedings and, as a result, expected cash outlays disclosed below relating to contract settlement and lease costs are subject to change. As well, Nortel is not following its pre-Petition Date practices with respect to the payment of severance in jurisdictions under the Creditor Protection Proceedings.
On November 10, 2008, Nortel announced a restructuring plan that included net workforce reductions related to the Businesses and shifting positions from higher-cost to lower-cost locations (collectively “November 2008 Restructuring Plan”). Approximately $1 of the total charges relating to the net reduction of 22 positions under the November 2008 Restructuring Plan was incurred as of December 31, 2008. There were no significant workforce reductions under this plan after December 31, 2008 and prior to its discontinuance on January 14, 2009.
During the first quarter of 2008, Nortel announced a restructuring plan that included net workforce reductions related to the Businesses and shifting positions from higher-cost to lower-cost locations. In addition to the workforce reductions, Nortel announced steps to achieve additional cost savings by efficiently managing its various business locations and further consolidating real estate requirements (collectively, “2008 Restructuring Plan”). Approximately $4 of the total charges relating to the net reduction of approximately 54 positions under the 2008 Restructuring Plan were incurred during the year ended December 31, 2008. There were no significant workforce reductions under this plan after December 31, 2008 and prior to its discontinuance on January 14, 2009.
During the first quarter of 2007, Nortel announced a restructuring plan that included workforce reductions related to the Businesses and shifting positions from higher-cost locations to lower-cost locations. In addition to the workforce reductions, Nortel announced steps to achieve additional cost savings by efficiently managing its various business locations and consolidating real estate requirements (collectively, “2007 Restructuring Plan”). Approximately $8 of the total charges relating to the net reduction of approximately 105 positions under the 2007 Restructuring Plan have been incurred as of December 31, 2008. There were no significant workforce reductions under this plan after December 31, 2008 and prior to its discontinuance on January 14, 2009.

During the years ended December 31, 2009, 2008 and 2007 changes to the Businesses’ provision balances were as follows:

Workforce
reduction
November 2008 Restructuring Plan
Provision balance as of December 31, 2007	$—
Current period charges	1
Cash payment funded by Nortel	(1)

Provision balance as of December 31, 2008	$—
Current period charges	—
Revisions to prior accruals	—
Cash payment funded by Nortel	—

Provision balance as of December 31, 2009	$—

2008 Restructuring Plan
Provision balance as of December 31, 2007	$—
Current period charges	4
Cash payment funded by Nortel	(2)

Provision balance as of December 31, 2008	$2
Current period charges	—
Revisions to prior accruals	—
Cash payment funded by Nortel	(1)

Provision balance as of December 31, 2009	$1

2007 Restructuring Plan
Provision balance as of January 1, 2007	$—
Current period charges	4
Cash payment funded by Nortel	(3)

Provision balance as of December 31, 2007	$1
Current period charges	4
Cash payment funded by Nortel	(4)

Provision balance as of December 31, 2008	$1
Current period charges	—
Cash payment funded by Nortel	(1)

Provision balance as of December 31, 2009	$—

2006 Restructuring Plan
Provision balance as of January 1, 2007	$—
Current period charges	2
Cash payment funded by Nortel	(2)

Provision balance as of December 31, 2007	$—
Current period charges	—
Cash payment funded by Nortel	—

Provision balance as of December 31, 2008	$—
Current period charges	—
Cash payment funded by Nortel	—

Provision balance as of December 31, 2009	$—

Total provision balance as of December 31, 2009(a)	$1

(a)	As of December 31, 2009 and December 31, 2008, the short-term provision balances were $1 and $3, respectively, and there were no long-term provision balances, and $1 was included in liabilities subject to compromise at December 31, 2009.
During the years ended December 31, 2009, 2008 and 2007, total charges specifically related to the Optical and Carrier Ethernet businesses were nil, $9 and $6, respectively.
In addition, during the years ended December 31, 2009, 2008 and 2007, total charges (recovery) related to contract settlement and lease costs allocated to the Businesses based on headcount of Optical and Carrier Ethernet employees were $1, $4 and $6, respectively. Furthermore, these combined financial statements include an allocation of charges pertaining to restructuring activities related to shared employees that provide benefits to multiple Nortel businesses of ($2), $14 and $14 for the years ended December 31, 2009, 2008 and 2007, respectively.

A significant portion of the Businesses’ provisions for workforce reductions and contract settlement and lease costs is associated with shared services. These costs have been allocated to the Businesses based generally on headcount and revenue.
9. Post-Petition Date cost reduction activities
In connection with the Creditor Protection Proceedings, Nortel has commenced certain workforce and other cost reduction activities and will undertake further workforce and cost reduction activities during this process, including related to the Businesses. The actions related to these activities are expected to occur as they are identified. The following current estimated charges are based upon accruals made in accordance with U.S. GAAP. The current estimated total charges to earnings and cash outlays are subject to change as a result of Nortel’s ongoing review of applicable law. In addition, the current estimated total charges to earnings and cash outlays do not reflect all potential claims or contingency amounts that may be allowed under the Creditor Protection Proceedings and thus are also subject to change.
Workforce Reduction Activities
On February 25, 2009, Nortel announced a workforce reduction plan to reduce its global workforce by approximately 5,000 net positions. This resulted in total charges to earnings of approximately $270 and total cash outlays of approximately $160.
For the year ended December 31, 2009, the Businesses recorded allocated charges of $13 associated with the workforce reduction that included approximately 380 employees of the Businesses all of whom were notified of termination or voluntarily terminated during the period. The workforce reduction was primarily in the U.S. and Canada. These costs have been allocated based generally on headcount and revenue.
During the year ended December 31, 2009, changes to the provision balance were as follows:

Workforce
reduction
Provision balance as of December 31, 2008	$—
Current period charges	11
Revisions to prior accruals	—
Cash drawdowns	(3)
Non-cash drawdowns	—
Foreign exchange and other adjustments	—

Provision balance as of December 31, 2009	$8

(a)	As of December 31, 2009 and 2008, the short-term provision balance were nil and nil, respectively, and the long-term provision balances were nil and nil, respectively, and $8 was included in liabilities subject to compromise at December 31, 2009.
During the year ended December 31, 2009, workforce reduction charges specifically related to the Optical and Carrier Ethernet businesses were reclassified as follows:

Cost of revenues	$6
SG&A	4
R&D	1

Total charges	$11

Other Cost Reduction Activities
During the year ended December 31, 2009, included in these combined financial statements are pension curtailment and other pension related expenses of $17. Refer to Note 11, Employee benefit plans for further discussion.
10. Income taxes
As discussed in Note 1, some of the disclosure herein, including certain income tax related disclosures below, pertain directly to the legal entities of Nortel in which the Businesses operate, rather than directly to the Businesses.

During the year ended December 31, 2009, the Businesses recorded a tax expense of $36 on loss from operations before income taxes of $168. The tax expense of $36 was comprised of $8 of income taxes in profitable jurisdictions and $29 of income tax expense resulting from increases in uncertain tax positions.
During the year ended December 31, 2008, the Businesses recorded a tax expense of $24 on loss from operations before income taxes of $1,132. Included in the loss from operations before income taxes is an impairment charge related to goodwill in the amount of $1,036 that impacted the Businesses’ effective tax rate for the year ended December 31, 2008.
Under the method of accounting for income taxes described in Note 3, the Businesses assessed their deferred tax assets and the need for a valuation allowance on a separate return basis, and excluded from that assessment the utilization of all or a portion of those losses incurred by Nortel under the separate return method. This assessment requires considerable judgment on the part of management with respect to the benefits that could be realized from future taxable income, as well as other positive and negative factors. For purposes of the valuation allowance assessment, the Optical and Carrier Ethernet businesses have incurred losses. During the third and fourth quarters of 2008, the expanding global economic downturn dramatically worsened, and in January 2009, the Debtors commenced the Creditor Protection Proceedings. In assessing the need for valuation allowances against their deferred tax assets for the year ended December 31, 2008, the Businesses considered the negative effect of these events on its revised modeled forecasts and the resulting increased uncertainty inherent in these forecasts. The Businesses determined that there was significant negative evidence against and insufficient positive evidence to support a conclusion that the Businesses’ net deferred tax assets were more likely than not to be realized in future tax years in all tax jurisdictions. Therefore, a full valuation allowance was necessary against the Businesses’ net deferred tax assets in 2008. These factors continue to support the Businesses conclusion that as of December 31, 2009 a full valuation allowance continues to be necessary against the Businesses’ deferred tax assets in all jurisdictions.
In accordance with ASC 740, the Businesses recognized the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. All of the Businesses’ uncertain tax positions remain with Nortel. The Businesses recorded a tax expense of $28 for the year ended December 31, 2009, and tax expense of $2 for the year ended December 31, 2008, and $4 for the year ended December 31, 2007 associated with the movement in uncertain tax positions.
The following is a reconciliation of income taxes, calculated at the Canadian combined federal and provincial income tax rate, to the income tax (expense) recovery included in the combined statements of operations for the years ended December 31, 2009, 2008 and 2007:

	2009	2008	2007
Income taxes recovery at Canadian rates (2009 -31.4%,2008—31.4%, 2007—34%)	$53	$356	$37
Difference between statutory and other tax rates	4	79	1
Valuation allowances on tax benefits	(62)	(50)	(53)
Non-deductible impairment of goodwill	—	(404)	—
Adjustments to provisions and reserves	(28)	(2)	(4)
Impact of non-deductible items and other differences	(3)	(3)	—

Income tax expense	$(36)	$(24)	$(19)

Income tax expense:
Current	$(36)	$(14)	$(20)
Deferred	—	(10)	1

Income tax expense	$(36)	$(24)	$(19)

The following table shows the significant components included in deferred income taxes as of December 31, 2009 and 2008:

	2009	2008
Assets
Deferred revenue	$27	$39
Provisions and reserves	5	10
Plant and equipment	84	62
Share-based compensation	—	1
Valuation allowance	(116)	(112)

	$—	$—

Information regarding net tax loss carryforwards and non-refundable investment tax credits has not been provided in the table above by the Businesses as such information is not considered to be meaningful. As previously indicated, the amounts above have been calculated on the separate return basis of accounting.
The Businesses have not provided for foreign withholding taxes or deferred income tax liabilities for temporary differences related to the undistributed earnings of foreign operations since the Businesses do not currently expect to repatriate earnings that would create any material tax consequences. It is not practical to reasonably estimate the amount of additional deferred income tax liabilities or foreign withholding taxes that may be payable should these earnings be distributed in the future.
Nortel Tax Matters
Nortel is subject to tax examinations in all major taxing jurisdictions in which it operates and currently has examinations open in Canada, the U.S., Brazil and certain of its Equity Investees have examinations open in France, Australia, and Germany. In addition, Nortel and certain of the Equity Investees have ongoing audits in other smaller jurisdictions including, but not limited to, Italy, Poland, Colombia and India. Nortel’s 2000 through 2009 tax years remain open in most of these jurisdictions primarily as a result of ongoing negotiations regarding APAs affecting these periods.
Nortel regularly assesses the status of tax examinations and the potential for adverse outcomes to determine the adequacy of the provision for income and other taxes. Specifically, the tax authorities in Brazil have completed an examination of prior taxation years and have issued assessments in the aggregate amount of $88 for the taxation years 1999 and 2000. Nortel is currently in the process of appealing these assessments and we have fully provided for the income tax liability in respect of these assessments. In addition, the tax authorities in France issued assessments against one of the Equity Investees in respect of the 2001, 2002 and 2003 taxation years. These assessments collectively propose adjustments to increase taxable income of approximately $1,209, additional income tax liabilities of $48 inclusive of interest, as well as certain increases to withholding and other taxes of approximately $96 plus applicable interest and penalties. Nortel withdrew from discussions at the tax auditor level during the first quarter of 2007 and has entered into Mutual Agreement Procedures with the competent authority under the Canada-France tax treaty to settle the dispute and avoid double taxation. Nortel believes that it has adequately provided for the tax adjustments that are more likely than not to be realized as a result of these ongoing examinations.
Nortel had previously entered into APAs with the U.S. and Canadian taxation authorities in connection with its intercompany transfer pricing and cost sharing arrangements between Canada and the U.S. These arrangements expired in 1999 and 2000. In 2002, Nortel filed APA requests with the taxation authorities in the U.S., Canada and the U.K. that applied to the 2001 through 2005 taxation years (“2001-2005 APA”). In September 2008, the Canadian tax authorities provided the U.S. tax authorities with a supplemental position paper regarding the 2001-2005 APA under negotiation. The supplemental position paper suggested a material reallocation of losses from the U.S. to Canada. During the year ended December 31, 2009, Nortel received details from the U.S. and Canadian tax authorities concerning the settlement of the 2001-2005 APA. The agreement between the tax authorities mandates a reallocation of losses from NNI to NNL in the amount of $2,000 for the tax years ending 2001 to 2005. The agreement makes no mention of an appropriate transfer pricing method for the 2001-2005 APA. In December 2009, Nortel agreed to accept the agreement between the tax authorities and the resulting reallocation of losses from NNI to NNL. In February 2010, Nortel and the U.S. and Canadian taxing authorities executed the 2001-2005 APA.
During the third quarter of 2009, the U.S. Debtors filed an objection to a claim filed by the Internal Revenue Service (“IRS”) on August 20, 2009. The IRS claim asserted an unsecured priority claim against NNI for the tax years 1998-2007, for income taxes due in the amount of approximately $1,805, and interest to the Petition Date in the amount of approximately $1,163 for an aggregate amount of approximately $2,968 (IRS Claim), and an unsecured non-priority claim for penalties (including interest thereon) to August 20, 2009 in the amount of approximately $49 for a total claim of approximately $3,017. The IRS Claim also included an unassessed, unliquidated and contingent U.S. federal FICA withholding tax claim. On

October 13, 2009, the U.S. Debtors obtained an order approving a stipulation between NNI and the IRS pursuant to which the IRS waived its claims against certain assets of the ES business in exchange for NNI’s acknowledgement of a claim in favor of the IRS for not less than $9.8 and a lien against certain proceeds of the ES sale for such amount. The stipulation reserved all rights of both NNI and the IRS in respect of all other aspects of the IRS Claim. In consideration for a settlement payment of $37.5, the IRS has agreed to release all of its claims against NNI and other members of NNI’s consolidated tax group for the years 1998 through 2008 and has agreed that NNI and its consolidated tax group is entitled to a federal net operating loss carryforward of $814 as of January 1, 2009, inclusive of the APA adjustments. As a result of this settlement, the IRS has stipulated that its claim against NNI in the amount of approximately $3,017, is reduced to the $37.5 settlement payment. NNI made the settlement payment of $37.5 on February 22, 2010.
Nortel continues to apply the transfer pricing methodology proposed in the 2001-2005 APA requests to the other parties subject to the transfer pricing methodology in preparing its tax returns and its accounts for its 2001 to 2005 taxation years. The other parties are the U.K., France, Ireland and Australia.
During 2007 and 2008, Nortel requested new bilateral APAs for tax years 2007 through at least 2010 (2007-2010 APA), for Canada, the U.S. and France, with a request for rollback to 2006 in the U.S. and Canada, following methods generally similar to those requested for 2001 through 2005. During the second quarter of 2009 the Canadian tax authority requested that Nortel rescind its 2007-2010 application as a result of the uncertain commercial environment.
Although Nortel continues to apply the transfer pricing methodology that was requested in the 2007-2010 APA to the 2006 through to the 2008 taxation years, the ultimate outcome is uncertain and the ultimate reallocation of losses cannot be determined at this time. Other than in the U.S., there could be a further material shift in historical earnings between the above mentioned parties. If these matters are resolved unfavorably, they could have a material effect on Nortel’s consolidated financial position, results of operations and/or cash flows.
During the year ended December 31, 2009, the U.S. Debtors, Canadian Debtors and EMEA Debtors entered into the IFSA, see Note 2, which constitutes a full and final settlement of certain 2009 TPA Payment obligations arising from post-petition services and expenses. As a result of this agreement, NNI has paid NNL $157, which together with one $30 payment previously made by NNI to NNL provides for a full and final settlement of TPA Payments for the period from the Petition Date to September 30, 2009. Similarly, except for two shortfall payments totaling $20, the IFSA provides for a full and final settlement of TPA Payments owing between certain EMEA entities and the U.S. and Canada for the period from the Petition Date through December 31, 2009.
As discussed in Note 2, on December 23, 2009, Nortel announced it, NNL, NNI, and certain of its other Canadian and U.S. subsidiaries that have filed for creditor protection in Canada or the U.S., have entered into the FCFSA, which provides, among other things, for the settlement of certain intercompany claims, including in respect of amounts determined to be owed by NNL to NNI under Nortel’s transfer pricing arrangements for the years 2001 through 2005. As part of the settlement, NNL has agreed to the establishment of the FCFSA Claim in the CCAA Proceedings in favor of NNI in the net amount of approximately $2,063, which claim will not be subject to any offset.
As discussed in Note 2, as a consequence of the Creditor Protection Proceedings, certain amounts of intercompany payables to the APAC Agreement Subsidiaries in the APAC region as of the Petition Date became impaired. To enable the APAC Agreement Subsidiaries to continue their respective business operations and to facilitate any potential divestitures, the Debtors have entered into the APAC Agreement. As a result, the APAC Agreement will effect a full and final settlement for certain payments owing and that may or could be owing among the APAC Agreement Subsidiaries, or between an APAC Agreement Subsidiary and a Canadian Debtor, pursuant to certain distribution and transfer pricing agreements.
11. Employee benefit plans
Plan Description
Substantially all employees of the Businesses participate in retirement programs, consisting of defined benefit, defined contribution and investment plans which, other than the Nortel Networks Retirement Income Plan (the “Retirement Income Plan”), are administered and sponsored by Nortel. Nortel has multiple capital accumulation and retirement programs, including: defined contribution and investment programs available to substantially all of its North American employees; the flexible benefits plan, which includes a group personal pension plan, available to substantially all of its employees in the U.K.; and traditional defined benefit programs that are closed to new entrants. Although these programs represent Nortel’s major retirement programs and may be available to employees in combination and/or as options within a program, Nortel also has smaller pension plan arrangements in other countries.

Nortel also provides other benefits, including post-retirement benefits and post-employment benefits. Employees previously enrolled in the capital accumulation and retirement programs offering post-retirement benefits are eligible for company sponsored post-retirement health care and/or death benefits, depending on age and/or years of service. Substantially all other employees have access to post-retirement benefits by purchasing a Nortel-sponsored retiree health care plan at their own cost.
PBGC termination of the U.S. Retirement Income Plan
On July 17, 2009, the PBGC provided a notice to NNI that the PBGC had determined under the Employee Retirement Income Securities Act of 1974 (“ERISA”) that: (i) the Nortel Networks Retirement Income Plan (the “Retirement Income Plan”), a defined benefit pension plan sponsored by NNI, will be unable to pay benefits when due; (ii) under Section 4042(c) of ERISA, the Retirement Income Plan must be terminated in order to protect the interests of participants and to avoid any unreasonable increase in the liability of the PBGC insurance fund; and (iii) July 17, 2009 was to be established as the date of termination of the Retirement Income Plan. On the same date, the PBGC filed a complaint in the Middle District of Tennessee against NNI and the Retirement Plan Committee of the Nortel Networks Retirement Income Plan seeking to proceed with termination of the Retirement Income Plan though this was not served against Nortel. NNI worked to voluntarily assign trusteeship of the Retirement Income Plan to the PBGC and avoid further court involvement in the termination process.
On September 8, 2009, pursuant to an agreement between the PBGC and the Retirement Plan Committee, the Retirement Income Plan was terminated with a termination date of July 17, 2009, and the PBGC was appointed trustee of the plan. The PBGC withdrew the complaint it had filed in the Middle District of Tennessee. As a result of the PBCG termination, The Businesses recorded the impacts of the settlement in accordance with ASC 715-30. A settlement gain of $2 was recorded to earnings in the U.S. in the third quarter of 2009 in reorganization items. Nortel allocated the settlement gain based on the Businesses’ projected benefit obligation relative to the total projected benefit obligation of the plans.
The PBGC has filed a proof of claim against NNI and each of the Debtors in the Chapter 11 proceedings for the unfunded benefit liabilities of the Pension Plan in the amount of $593. The PBGC has also filed unliquidated claims for contributions necessary to satisfy the minimum funding standards, a claim for insurance premiums, interest and penalties, and a claim for shortfall and amortization charges. Under ERISA, the PBGC may have the ability to impose certain claims and liens on NNI and certain NNI subsidiaries and affiliates (including liens on assets of certain Nortel entities not subject to the Creditor Protection Proceedings). Nortel has recorded a liability of $334 representing Nortel’s current best estimate of the probable claim amount in accordance with ASC 852 in relation to these claims. To the extent that information available in the future indicates a difference from the recognized amounts, the provision will be adjusted. The Businesses recorded an expense of $6 representing its portion of the current best estimate of the probable claim amount in accordance with ASC 852 in relation to these claims. Nortel allocated the expense based on the Businesses’ projected benefit obligation relative to the total projected benefit obligation of the plans.
Settlement Agreement with Former and Disabled Canadian Employee Representatives
As discussed above in Note 2, on February 8, 2010, Nortel entered into a Settlement Agreement in relation to the Canadian registered pension plans, post-retirement benefits and post-employment benefits. The Canadian registered pension plans will be transferred to a new administrator on September 30, 2010. Benefit payments in the Canadian post-retirement benefit plan and the Canadian long-term disability plan will cease on December 31, 2010. The measurements of the Canadian registered pension plans, post-retirement benefits and post-employment benefits at December 31, 2009 were not impacted by the Settlement Agreement. Nortel expects any impact on the remeasurement of these liabilities resulting from the Settlement Agreement to be recorded in 2010.
Impacts of Workforce Reductions and Divestiture Activities
As a result of workforce reductions in connection with the Creditor Protection Proceedings and the divestiture activities, Nortel remeasured the post-retirement benefit obligations for the U.S. and Canada and recorded the impacts of these remeasurements in the second, third and fourth quarters of 2009 in accordance with FASB ASC 715-60 “Defined Benefit Plans—Other Post Retirement”. Curtailment gains of $2 were recorded to the Businesses.
As a result of workforce reductions in connection with the Creditor Protection Proceedings and the divestiture activities, Nortel remeasured the pension benefit obligations for certain of its Canadian pension plans and recorded the impacts of these remeasurements in accordance with FASB ASC 715-30 “Defined Benefit Plans—Pension” (ASC 715-30) in the third and fourth quarters of 2009. A curtailment loss of $49 and a settlement loss of $12 were recorded to the Businesses.
As discussed in Note 3, these combined financial statements reflect the plans on a multiemployer basis in accordance with ASC 715-60. As such, Nortel allocated costs associated with the pension plans to the Businesses based upon actual service cost and allocated costs associated with other components of pension expense, such as interest costs, amortization of actuarial gains/losses, etc., based on projected benefit obligations relative to the total projected benefit obligation of the plans. Management of the Businesses believes this methodology is a reasonable basis of allocation. Additionally, Nortel allocated service costs associated with the post-retirement plans based upon actual service cost and allocated costs associated with other components of post-retirement expense based on the Businesses’ accumulated projected benefit obligation relative to the total accumulated projected benefit obligation of the plans.
For the years ended December 31, 2009, 2008 and 2007, the defined benefit pension expense and post-retirement expense allocated to the Businesses from Nortel for specifically identified Optical and Carrier Ethernet employees participating in Nortel pension and post-retirement plans was approximately $62, $8 and $17, respectively.
In addition, these combined financial statements reflect a portion of defined benefit pension expense and post-retirement expense related to employees that were not specifically identified to the Businesses but rather provided services to multiple Nortel businesses, including Optical and Carrier Ethernet. Total defined benefit pension expense and post-retirement expense recognized associated with these employees was $1, $3 and $5 for the years ended December 31, 2009, 2008 and 2007, respectively. These costs were determined using a consistent methodology as described above and were allocated to the Businesses based on global revenue of the Businesses compared to total Nortel global revenue.
Defined Contribution Plans
Certain employees of the Businesses participate in Nortel’s defined contribution plans. Based on the specific program in which the employee is enrolled, Nortel matches a percentage of the employee’s contributions up to a certain limit. In certain other defined contribution plans, Nortel contributes a fixed percentage of employees’ eligible earnings to a defined contribution plan arrangement. The aggregate cost of these investment plans allocated to the Businesses were $16, $16 and $14 for the years ended December 31, 2009, 2008 and 2007, respectively.
12. Warranties
Product warranties
The following summarizes the accrual for product warranties that was recorded as part of other accrued liabilities in the combined balance sheets as of December 31, 2009 and 2008:

	2009	2008
Balance at the beginning of the period	$28	$30
Payments	(11)	(12)
Warranties issued	12	14
Revisions	(12)	(4)

Balance at the end of the period	$17	$28

13. Share-based compensation plans
Prior to the termination of the equity-based compensation plans as described below, certain employees of the Businesses participated in Nortel’s various share-based compensation plans. For purposes of these combined financial statements, all share-based compensation plans and related costs, whether equity or cash settled, are reflected in net parent investment on the basis that prior to the termination of the equity-based compensation plans, these costs were required to be settled by Nortel.
On February 27, 2009, Nortel obtained Canadian Court approval to terminate its equity-based compensation plans (2005 SIP, 1986 Plan and 2000 Plan) and certain equity-based compensation plans assumed in prior acquisitions, including all outstanding equity under these plans (stock options, SARs, RSUs and PSUs), whether vested or unvested. Nortel sought this approval given the decreased value of NNC common shares and the administrative and associated costs of maintaining the plans to itself as well as the plan participants. As a result of the cancellation of the plans, $13 of the remaining unrecognized compensation cost for unvested awards has been recognized as compensation cost during the year ended December 31, 2009, in addition to expense of $1 attributable to share-based compensation cost incurred in the normal course.
Prior to 2006, Nortel granted options to employees to purchase common shares under two existing stock option plans, the 2000 Plan and the 1986 Plan. Under these two plans, options to purchase common shares could be granted to employees and, under the 2000 Plan, options could also be granted to directors of Nortel. The options under both plans entitled the holders to purchase one common share at a subscription price of not less than 100% (as defined under the applicable plan) of the market value on the effective date of the grant. Subscription prices are stated and payable in U.S. Dollars for U.S. options and in

Canadian Dollars for Canadian options. Options granted prior to 2003 generally vested 33-1/3% each year over a three-year period on the anniversary date of the grant. Commencing in 2003, options granted generally vested 25% each year over a four-year period on the anniversary of the date of grant. The term of an option could not exceed ten years.
In 2005, Nortel’s shareholders approved the 2005 SIP, a share-based compensation plan, which permitted grants of stock options, including incentive stock options, SARs, RSUs and PSUs to employees of Nortel and its subsidiaries, including Enterprise and Government Solutions. Nortel generally met its obligations under the 2005 SIP by issuing its common shares. On November 6, 2006, the 2005 SIP was amended and restated effective as of December 1, 2006, to adjust the number of common shares available for grant thereunder to reflect the 1 for 10 consolidation of issued and outstanding common shares. The subscription price for each share subject to an option could not be less than 100% of the market value (as defined under the 2005 SIP) of common shares on the date of the grant. Subscription prices have been stated and payable in U.S. Dollars for U.S. options and in Canadian Dollars for Canadian options. Options granted under the 2005 SIP generally vested 25% each year over a four-year period on the anniversary of the date of grant. Options granted under the 2005 SIP may not have become exercisable within the first year (except in the event of death), and in no case could the term of an option exceed ten years. All stock options granted have been classified as equity instruments based on the settlement provisions of the share-based compensation plans.
At the annual meeting of Nortel’s shareholders held on May 7, 2008 (“Meeting”), the following amendments to the 2005 SIP were approved by Nortel’s shareholders in accordance with the rules of the Toronto Stock Exchange (“TSX”) and New York Stock Exchange (“NYSE”) and the terms of the 2005 SIP: (i) an increase in the number of Nortel common shares issuable under the 2005 SIP; (ii) the addition of certain additional types of amendments to the 2005 SIP or awards under it requiring shareholder approval; and (iii) amendments to reflect current market practices with respect to blackout periods.
Stock Options
During the year ended December 31, 2009, there were no common shares issued pursuant to the exercise of stock options granted to employees of the Optical and Carrier Ethernet businesses. During the year ended December 31, 2009, no stock options were granted to employees of the Optical and Carrier Ethernet businesses under the 2005 SIP.
The tables set out below include grants made in prior periods to individual employees of the Businesses who are employed by legal entities that, commencing January 14, 2009, are accounted for by the equity method in Nortel’s consolidated financial statements. These entities are included as part of these combined financial statements and therefore, the awards, for purposes of the combined financial statements, have continued to be treated as employee awards for this purpose.

The following is a summary of the total number of outstanding options for Optical and Carrier Ethernet Solutions employees under the 2005 SIP, the 2000 Plan, the 1986 Plan and assumed stock options plans and the maximum number of stock options available for grant under the 2005 SIP as of the following dates:

			Weighted-
			Average
		Weighted-	Remaining	Aggregate
	Outstanding	Average	Contractual	Intrinsic
	Options	Exercise	Life	Value
	(Thousands)	Price	(In Years)	(Thousands)
Balance at December 31, 2006	2,322	$83.15	5.9	$2,284.4
Options transferred out	(122)	$77.14
Options transferred in	5	$60.42
Granted options under all stock option plans	290	$25.47
Options exercised	(8)	$23.56		46.3
Options forfeited	(14)	$32.76
Options expired	(43)	$122.30

Balance at December 31, 2007	2,430	$85.88	5.5	$1.2
Options transferred out	(120)	$92.96
Options transferred in	134	$72.18
Granted options under all stock option plans	222	$8.30
Options exercised	—	$—
Options forfeited	(14)	$24.67
Options expired	(76)	$125.10
Options cancelled	—	$—

Balance at December 31, 2008	2,576	$66.34	5.2	$—
Options transferred out	(105)	$65.52
Options transferred in	108	$71.73
Granted options under all stock option plans	—	$—
Options exercised	—	$—
Options forfeited	(20)	$15.33
Options expired	(13)	$238.99
Options cancelled	(2,546)	$64.12

Balance at December 31, 2009	—	$—	—	$—

The following tables summarize information about stock options outstanding and exercisable for the Optical and Carrier Ethernet businesses’ employees as of December 31, 2008:

	Options Outstanding
		Weighted-
		Average
		Remaining	Weighted-	Aggregate
	Number	Contractual	Average	Intrinsic
	Outstanding	Life	Exercise	Value
Range of exercise prices	(thousands)	(in years)	Price	(thousands)
$0.00- $20.20	385,691	8.4	$12.34	$—
$20.21- $23.90	277,055	5.4	$22.59	$—
$23.91 - $27.80	519,314	7.4	$26.39	$—
$27.81- $36.00	336,017	4.7	$29.92	$—
$36.01- $52.00	20,419	3.2	$50.11	$—
$52.01- $72.00	178,686	3.0	$66.02	$—
$72.01- $80.00	242,073	3.9	$77.26	$—
$80.01- $120.00	404,934	3.4	$90.73	$—
$120.01- $180.00	10,231	0.3	$161.79	$—
$180.01- $977.65	201,526	0.8	$328.39	$—

	2,575,946	5.2	$66.34	$—

Fully vested options and options expected to vest as of December 31, 2008	2,504,353	5.1	$67.76	$—

	Options Exercisable
			Weighted-
			Average
			Remaining		Weighted-		Aggregate
	Number		Contractual		Average		Intrinsic
	Exercisable		Life		Exercise		Value
Range of exercise prices	(thousands)		(in years)		Price		(thousands)
$0.00- $20.20	79,198		7.2		$19.17		$—
$20.21- $23.90	222,921		4.9		$22.92		$—
$23.91 - $27.80	250,719		7.0		$27.05		$—
$27.81- $36.00	312,789		4.6		$29.84		$—
$36.01- $52.00	20,419		3.2		$50.11		$—
$52.01- $72.00	178,686		3.0		$66.02		$—
$72.01- $80.00	242,073		3.9		$77.26		$—
$80.01- $120.00	404,934		3.4		$90.73		$—
$120.01- $180.00	10,231		0.3		$161.79		$—
$180.01- $977.65	201,526		0.8		$328.39		$—

	1,923,496	(a)	4.1	(a)	$82.58	(a)	$—	(a)

(a)	Total number of exercisable options for the years ended December 31, 2008 and 2007 were 1,923 and 1,729, respectively.
The aggregate intrinsic value of outstanding and exercisable stock options provided in the preceding table represents the total pre-tax intrinsic value of outstanding and exercisable stock options based on Nortel’s closing share price of $0.26 as of December 31, 2008, the last trading day for Nortel’s common shares in 2008, which is assumed to be the price that would have been received by the stock option holders had all stock option holders exercised and sold their options on that date. The total number of in-the-money options exercisable as of December 31, 2008 was nil.

SARs
During the year ended December 31, 2008, no stand-alone SARs under the 2005 SIP were granted to employees of the Optical and Carrier Ethernet businesses. As of December 31, 2008, no tandem SARs had been granted under the 2005 SIP. As of December 31, 2008, no stand-alone SARs were outstanding under the 2005 SIP. During the year ended December 31, 2009, no stand-alone SARs were granted to employees of Optical and Carrier Ethernet under the 2005 SIP. As of December 31, 2009, no tandem SARs had been granted under the 2005 SIP. As of December 31, 2009, no stand-alone SARs were outstanding under the 2005 SIP.
RSUs
During the year ended December 31, 2009, no share based RSUs were granted to employees of the Optical and Carrier Ethernet businesses under the 2005 SIP. During the year ended December 31, 2009, there were no Nortel common shares issued to employees of the Optical and Carrier Ethernet businesses pursuant to the vesting of RSUs granted under the 2005 SIP.
The following is a summary of the total number of outstanding RSU awards granted to employees of the Optical and Carrier Ethernet businesses as of the following dates:

	RSU Awards
			Weighted
			Average
		Weighted-	Remaining
	Outstanding	Average	Contractual
	RSU Awards(c)	Grant Date	Life
	(Thousands)	Fair Value(a)	(In Years)
Balance at December 31, 2006	43	$24.31	2.2
Awards transferred out	(2)	$21.20
Awards transferred in	—	$—
Granted RSU awards	134	$25.47
Awards settled (b)	(16)	$25.44
Awards forfeited	(1)	$25.82
Awards expired	—	$—

Balance at December 31, 2007	158	$25.21	2.1
Awards transferred out	(5)	$24.19
Awards transferred in	11	$24.56
Granted RSU awards	253	$7.99
Awards settled (b)	(62)	$25.46
Awards forfeited	(7)	$15.63
Awards expired	—	$—
Awards cancelled	(2)	$8.05

Balance as of December 31, 2008	346	$12.89	1.9
Awards transferred out	(6)	$17.67
Awards transferred in	13	$13.04
Granted RSU awards	—	$—
Awards settled (b)	—	$—
Awards forfeited	(11)	$12.57
Awards expired	—	$—
Awards cancelled	(342)	$12.82

Balance as of December 31, 2009	—	$—	—

(a)	RSU awards do not have an exercise price; therefore grant date weighted-average fair value has been calculated. The grant date fair value for the RSU awards is the share price on the date of grant.

(b)	The total settlement date fair value of RSUs under the 2005 SIP settled during the years ended December 31, 2009, 2008 and 2007 were nil.

(c)	Does not include cash-settled RSU awards granted by Nortel.

PSUs
PSU-rTSRs
Prior to January 1, 2008 all awards of PSU-rTSRs (previously defined as “PSUs” in the 2007 NNC Annual Report on Form 10-K for the period ended December 31, 2007) under the 2005 SIP had vesting conditions based on the relative total shareholder return metric and had a 36-month performance period. The extent to which PSU-rTSRs vested and settled at the end of a three year performance period depended upon the level of achievement of certain market performance criteria based on the total shareholder return on the NNC common shares compared to the total shareholder return on the common shares of a comparative group of companies included in the Dow Jones Technology Titans Index. Awards of PSU-rTSRs granted after January 1, 2008 had a 36-month performance period and an additional 30-day employment service period in addition to the prior vesting conditions based on the relative total shareholder return metric and a 36-month performance period. The number of NNC common shares issued for vested PSU-rTSRs could have ranged from 0% to 200% of the number of PSU-rTSR awards granted.
During the year ended December 31, 2009, no share based PSU-rTSRs were granted to employees of Optical and Carrier Ethernet under the 2005 SIP. During the year ended December 31, 2009, there were no PSU-rTSRs that vested under the 2005 SIP.
The following is a summary of the total number of outstanding PSU-rTSR awards granted to employees of the Optical and Carrier Ethernet businesses as of the following dates:

PSU-rTSR Awards
Weighted
Average
		Weighted-	Remaining
	Outstanding	Average	Contractual
	PSU-rTSR Awards(b)	Grant Date	Life
	(Thousands)	Fair Value(a)	(In Years)
Balance at December 31, 2006	11	$22.68	2.0
Awards transferred out	—	$—
Granted PSU-rTSR awards	17	$21.69
Awards settled	—	$—
Awards forfeited	—	$—
Awards expired	—	$—

Balance at December 31, 2007	28	$22.08	1.6
Awards transferred out	—	$—
Granted PSU-rTSR awards	27	$6.92
Awards settled	—	$—
Awards forfeited	(6)	$22.15
Awards expired	—	$—

Balance at December 31, 2008	49	$13.84	1.4
Awards transferred out	—	$—
Granted PSU-rTSR awards	—	$—
Awards settled	—	$—
Awards forfeited	(49)	$13.84
Awards expired	—	$—
Awards cancelled	—	$—

Balance at December 31, 2009	—	$—	—

(a)	PSU-rTSR awards do not have an exercise price therefore grant date weighted-average fair value has been calculated. The grant date fair value for the PSU-rTSR awards were determined using a Monte Carlo simulation model. The number of PSU-rTSR awards expected to vest is based on the grant date Monte Carlo simulation model until actual vesting results are known.

(b)	Does not include cash-settled PSU- rTSR awards granted by Nortel.

PSU-Management OMs
During the year ended December 31, 2009, no share-based PSU-Management OMs were granted to employees of Optical and Carrier Ethernet businesses under the 2005 SIP.
The following is a summary of the total number of outstanding PSU-Management OMs granted to the Optical and Carrier Ethernet businesses’ employees as of the following dates:

PSU-Management OM
	Outstanding		Weighted-
	PSU-Management	Weighted-	Average
	OM	Average	Contractual
	Awards	Grant Date	Life
	(Thousands)(a)	Fair Value	(In Years)
Balance as of December 31, 2007	—	$—	—
Granted PSU-Management OMs Awards	68	$8.06	—
Awards settled	—	$—	—
Awards forfeited	—	$—	—
Awards expired	—	$—	—

Balance as of December 31, 2008	68	$8.06	2.0
Granted PSU-Management OMs Awards	—	$—
Awards settled	—	$—
Awards forfeited	(4)	$8.06
Awards expired	—	$—
Awards cancelled	(64)	$8.06

Balance as of December 31, 2009	—	$—	—

Employee stock purchase plans
The ESPPs were terminated effective December 12, 2008. There were no further purchases of Nortel common shares under the ESPPs. Any payment deductions made for the purchase period that began on October 1, 2008 (originally scheduled to end December 31, 2008) were returned to employees, and no additional employee payroll deductions were accepted effective December 12, 2008.
The ESPPs were designed to have four offering periods each year, with each offering period beginning on the first day of each calendar quarter. Eligible employees were permitted to have up to 10% of their eligible compensation deducted from their pay during each offering period to contribute towards the purchase of Nortel common shares. Nortel common shares were purchased on behalf of plan participants in the open market on either the NYSE or TSX for delivery to participating employees. The purchase price per common share to participating employees was effectively equal to 85% of the prices at which common shares were purchased on the TSX for Canadian participants and on the NYSE for all other participants on the purchase date.
The following amendments to the ESPPs were approved by Nortel’s shareholders at the Meeting: (i) an increase in the number of Nortel common shares available for purchase under the ESPPs; (ii) amendments to the ESPPs to permit participation by certain employees of Nortel, its participating subsidiaries and designated affiliate companies who previously were excluded from participating; and (iii) approval of the amended U.S. plan in order to qualify for special tax treatment under Section 423 of the United States Internal Revenue Code.
Total expense associated with the ESPPs was allocated to the Optical and Carrier Ethernet businesses based on active headcount of the Businesses as a percentage of total Nortel headcount. Total ESPP expense recognized in these combined financial statements was insignificant for the years ended December 31, 2009, 2008 and 2007, respectively.

Share-based compensation
Share-based compensation directly attributable to the Businesses recorded during the years ended December 31, 2009, 2008 and 2007 was as follows:

	2009	2008	2007
Share-based compensation:
Options	$4	$7	$6
RSUs	3	2	1
PSU — rTSRs	—	—	—
PSU — Management OMs	—	—	—

Total share-based compensation expense	$7	$9	$7

In addition to share-based compensation set out above which is attributable to employees of the Optical and Carrier Ethernet businesses, the Businesses recognized an allocation of stock-based compensation expense related to employees that provide services to multiple Nortel businesses of $7, $1 and $5 for the years ended December 31, 2009, 2008 and 2007, respectively.
The Businesses estimate the fair value of stock options and SARs using the Black-Scholes-Merton option-pricing model, consistent with the provisions of SFAS 123R and SAB 107 which are now codified as ASC 718. The key input assumptions used to estimate the fair value of stock options and SARs include the grant price of the award, the expected term of the award, the volatility of Nortel common shares, the risk-free interest rate and Nortel’s dividend yield. The Businesses believe that the Black-Scholes-Merton option-pricing model adequately captures the substantive features of the option and SAR awards and is appropriate to calculate the fair values of the options and SARs.
The following ranges of assumptions were used in computing the fair value of stock options and SARs for accounting purposes, for the years ended December 31, 2008 and 2007 (there were no share-based compensation awards granted during the year ended December 31, 2009):

	2008	2007
Black-Scholes Merton assumptions
Expected dividend yield	0.00%	0.00%
Expected volatility (a)	44.21% - 74.28%	41.39% - 53.56%
Risk-free interest rate (b)	1.55% - 3.33%	3.07% - 4.92%
Expected term of options in years (c)	2.64 - 4.50	3.39 - 4.00

Range of fair value per option granted	$0.38 - $3.78	$7.89 - $11.86

Range of fair value per SAR granted	$.002 - $3.13	$2.41 - $10.92

(a)	The expected volatility of Nortel common shares is estimated using the daily historical share prices over a period equal to the expected term.

(b)	The Businesses used the five-year U.S. government Treasury Note rate to approximate the four-year risk free rate.

(c)	The expected term of the stock options is estimated based on historical grants with similar vesting periods.

The fair value of all RSUs and PSU-Management OMs granted after January 1, 2008 was calculated using the closing share price from the NYSE on the date of grant. For RSU awards granted before January 1, 2008, the fair value is calculated using an average of the high and low share prices from the highest trading value of either the NYSE or TSX on the date of the grant. There were no PSU-Management OMs granted before January 1, 2008. The Businesses estimated the fair value of PSU-rTSR awards using a Monte Carlo simulation model. Certain assumptions used in the model include (but are not limited to) the following:

	2008	2007
Monte Carlo Assumptions
Beta (range)	N/A	1.20 - 1.88
Risk-free interest rate (range) (a)	1.64% - 2.50%	3.37% - 4.66%
Historical volatility (b)	43.96% - 46.88%	5.00%

(a)	The risk-free interest rate used was the three-year U.S. government treasury bill rate.

(b)	In the prior year Beta was used as one of the Monte Carlo assumptions. In 2008, the Businesses switched to 3 year historical volatility which matches the expected term of PSUs-rTSRs.
The total income tax benefit recognized in the statements of operations for share-based compensation awards was nil for each of the year ended December 31, 2009, 2008 and 2007.
Cash received from exercises under all share-based payment arrangements was nil for the years ended December 31, 2009, 2008 and 2007. Tax benefits realized by the Businesses related to these exercises were nil for each of the years ended December 31, 2009, 2008 and 2007.
14. Liabilities subject to compromise
As described in Note 2, as a result of the Creditor Protection Proceedings, pre-petition liabilities may be subject to compromise or may otherwise be affected by a court approved plan and generally, actions to enforce or otherwise effect payment of pre-petition liabilities are stayed. Although pre-petition claims are generally stayed, under the Creditor Protection Proceedings, the Debtors’ are permitted to undertake certain actions designed to stabilize the Debtors operations including, among other things, payment of employee wages and benefits, maintenance of Nortel’s cash management system, satisfaction of customer obligations, payments to suppliers for goods and services received after the Petition Date and retention of professionals. The Debtors have been paying and intend to continue to pay undisputed post-petition claims in the ordinary course of business. As further described in Note 2, under the Creditor Protection Proceedings, the Debtors have certain rights, which vary by jurisdiction, to reject, repudiate or no longer continue to perform various types of contracts or arrangements. Damages resulting from rejecting, repudiating or no longer continuing to perform a contract or arrangement are treated as general unsecured claims and will be classified as liabilities subject to compromise. ASC 854 requires pre-petition liabilities of the debtor that are subject to compromise to be reported at the claim amounts expected to be allowed, even if they may be settled for lesser amounts.
Liabilities subject to compromise as of December 31, 2009 consist of the following:

Trade and other accounts payable	$56
Restructuring liabilities	9
Payroll and benefit liabilities	1
Other accrued liabilities	2

Total liabilities subject to compromise	$68

The amounts currently classified as liabilities subject to compromise may be subject to future adjustments depending on actions of the applicable courts, further developments with respect to disputed claims, determinations of the secured status of certain claims, if any, the values of any collateral securing such claims, or other events.

Classification for purposes of these financial statements of any pre-petition liabilities on any basis other than liabilities subject to compromise is not an admission of fact or legal conclusion by the Businesses as to the manner of classification, treatment, allowance, or payment in the Creditor Protection Proceedings, including in connection with any plan that may be approved by any relevant court and that may become effective pursuant a court’s order.
15. Related party transactions
In the ordinary course of business, the Businesses engage in transactions with certain related parties. These transactions are sales and purchases of goods and services under usual trade terms and are measured at their exchange amounts.
The Businesses receive services and support functions from Nortel for the following functions among others: information technology, legal services, accounting and finance services, human resources, marketing and product support, product development, customer support, treasury, facility and other corporate and infrastructural services. The costs associated with these services generally include employee related costs, including payroll and benefit costs as well as overhead costs related to the support functions. Functional costs are charged to the Businesses based on utilization measures including, but not limited to, headcount. Where determinations based on utilization are impracticable, Nortel uses other methods and criteria such as global revenue, U.S. revenue, advertising and sales promotion spending, warehousing and delivery spending, and capital spending; that are believed to be reasonable estimates of costs attributable to the Businesses. All such amounts have been deemed to have been paid by the Businesses to Nortel in the period in which the costs were recorded. Total allocated expenses, including the employee benefits and share-based compensation for shared employees as discussed in Notes 11 and 13 and rental expense for shared assets as discussed in Note 16, recorded in these combined financial statements were as follows:

	2009	2008	2007
Cost of revenues	$56	$48	$49
Selling, general and administrative expenses	74	80	83
Research and development expenses	30	36	28
Amortization of intangible assets	1	1	2
Special charges	—	17	19
Reorganization items	70	—	—

Total allocated expenses	$231	$182	$181

In addition, as discussed in Note 1, Nortel uses a centralized approach for cash management and to finance its operations. During the periods covered by these combined financial statements, cash deposits were remitted to Nortel on a regular basis and are reflected within net parent investment in invested equity in the combined balance sheets. Similarly, the Businesses’ cash disbursements were funded through Nortel’s cash accounts.
Transactions with other related parties for the years ended December 31, 2009, 2008 and 2007 are summarized as follows:

	2009	2008	2007
Revenues
LGN (a)	$21	$30	$28

Total	$21	$30	$28

(a)	LGN is a joint venture of LG Electronics and Nortel. LGN provides telecommunications equipment and network solutions to service provider and enterprise customers in Korea and around the world.
For purposes of these combined financial statements, accounts receivable balances due from LGN have been included in net parent investment. As of December 31, 2009 and 2008, accounts receivable from other related parties were nil. As of December 31, 2009 and 2008, accounts payable to related parties were nil.

The Businesses also enter into transactions with third parties jointly with other business units of Nortel. These transactions are not considered to be related party transactions and the Businesses’ share of the revenues and expenses are included in these combined financial statements.
16. Commitments, guarantees and contingencies
Bid, performance-related and other bonds
Nortel has entered into bid, performance-related and other bonds associated with various contracts related to the Businesses. Bid bonds generally have a term of less than twelve months, depending on the length of the bid period for the applicable contract. Other bonds primarily relate to warranty, rental, real estate and customs contracts. Performance-related and other bonds generally have a term consistent with the term of the underlying contract. The various contracts to which these bonds apply generally have terms ranging from one to five years. Any potential payments which might become due under these bonds would be related to the Businesses’ non-performance under the applicable contract. Historically, the Businesses have not made material payments under these types of bonds and do not anticipate that they will be required to make such payments during the pendency of the Creditor Protection Proceedings.
The following table sets forth the maximum potential amount of future payments under bid, performance-related and other bonds, as of December 31, 2009 and 2008:

	2009	2008
Bid and performance-related bonds (a)	$2	$14
Other bonds (b)	8	23

Total bid, performance-related and other bonds	$10	$37

(a)	Bid and performance related bonds are net of restricted cash of $1.

(b)	Other bonds are net of restricted cash of nil.
Purchase commitments
The Businesses have entered into purchase commitments with certain suppliers under which it commits to buy a minimum amount or percentage of designated products or services in exchange for price guarantees or similar concessions. In certain of these agreements, the Businesses may be required to acquire and pay for such products or services up to the prescribed minimum or forecasted purchases. As of December 31, 2009, the Businesses had aggregate purchase commitments of nil, primarily related to commitments expected to be made in 2010. In accordance with the agreements with certain of its inventory suppliers, the Businesses record a liability for firm, non-cancelable, and unconditional purchase commitments for quantities purchased in excess of future demand forecasts.
There are no material expected purchase commitments as of December 31, 2009 to be made over the next several years.
Purchase commitment amounts paid by the Businesses during the years ended December 31, 2009, 2008 and 2007 were nil, $2 and $1, respectively.
Operating leases
As of December 31, 2009, there are no future minimum payments under direct operating leases that are specifically related to the Businesses.
Rental expense on operating leases that are specifically related to the Businesses for the years ended December 31, 2009, 2008 and 2007, net of applicable sublease income, amounted to $40, $47 and $48, respectively. In addition, these combined financial statements reflect rental charges for the Businesses usage of shared Nortel assets in the amount of $10, $13 and $13 for the years ended December 31, 2009, 2008 and 2007, respectively.
Concentrations of risk
The Businesses perform ongoing credit evaluations of its customers and, with the exception of certain financing transactions, does not require collateral from its customers. The Businesses’ global market presence has resulted in a large number of diverse customers which reduces concentrations of credit risk.

The Businesses receive certain of its components from sole suppliers. Additionally, the Businesses rely on a limited number of contract manufacturers and suppliers to provide manufacturing services for its products. The inability of a contract manufacturer or supplier to fulfill supply requirements of the Businesses could materially impact future operating results.
Guarantees
Nortel has entered into guarantees that meet the definition of a guarantee under FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Other” (“FIN 45”) which is now codified as ASC 460, “Guarantees”. These arrangements create two types of obligations for Nortel:
(i)	Nortel has a non-contingent and immediate obligation to stand ready to make payments if certain future triggering events occur. For certain guarantees, a liability is recognized for the stand ready obligation at the inception of the guarantee; and

(ii)	Nortel has an obligation to make future payments if those certain future triggering events do occur. A liability is recognized when (a) it becomes probable that one or more future events will occur triggering the requirement to make payments under the guarantee and (b) when the payment can be reasonably estimated.
These guarantees require it make payments (either in cash, financial instruments, NNC common shares or through the provision of services) to a third party that will be triggered as a result of changes in an underlying economic characteristic (such as interest rates or market value) that is related to an asset, liability or an equity security of the guaranteed party or a third party’s failure to perform under a specific agreement. Included within Nortel’s guarantees are agreements Nortel has periodically entered into with customers and suppliers that include intellectual property indemnification obligations that are customary in the industry. These agreements generally require Nortel to compensate the other party for certain damages and costs incurred as a result of third party intellectual property claims arising from these transactions. These types of guarantees typically have indefinite terms; however, under some agreements, Nortel has provided specific terms extending to February 2011. As of December 31, 2009, Nortel has not made any payments to settle such claims and does not expect to do so in the future. The nature of such guarantees and indemnification agreements generally prevent Nortel from making a reasonable estimate of the maximum potential amount it could be required to pay under such agreements. The carrying value of the Businesses’ liability for its obligations under Nortel’s guarantees at December 31, 2009 and 2008 is nil and nil, respectively, in these combined financial statements.
Creditor Protection Proceedings
As discussed in Note 2, on January 14, 2009, the Canadian Debtors obtained an order from the Canadian Court for creditor protection and commenced ancillary proceedings under Chapter 15 of the U.S. Bankruptcy Code, the U.S. Debtors filed voluntary petitions under Chapter 11 of the U.S. Bankruptcy Code, and each of the EMEA Debtors obtained an administration order from the English Court. After the Petition Date, the Israeli Debtors initiated similar proceedings in Israel. More recently, one of our French subsidiaries, Nortel Networks SA, was placed into secondary proceedings in France and NNCI filed a voluntary petition for relief under Chapter 11 in the U.S. Court and became a party to the Chapter 11 Proceedings. Generally, as a result, all actions to enforce or otherwise effect payment or repayment of liabilities of any Debtor preceding the Petition Date, as well as pending litigation against any Debtor, are stayed as of the Petition Date. Absent further order of the applicable courts and subject to certain exceptions and, in Canada, potential time limits, no party may take any action to recover on pre-petition claims against any Debtor.
17. Subsequent events
In addition to the events identified in Note 2, the Company has evaluated subsequent events up to April 12, 2010 in accordance with FASB ASC 855, “Subsequent Events” and determined that no other significant events occurred which require disclosure.